                            ASSET PURCHASE AGREEMENT

                                     between

                 ALPHA GULF COAST, INC., A DELAWARE CORPORATION

                                       and

              ALPHA GREENVILLE HOTEL, INC., A DELAWARE CORPORATION

                                       and

                        GREENVILLE CASINO PARTNERS, L.P.,

                        A MISSISSIPPI LIMITED PARTNERSHIP
                             DATED DECEMBER 17, 1997

                                TABLE OF CONTENTS

1.      Casino Assets . . . . . . . . . . . . . . . . . . . . . .  2
        1.1  Casino Barge and Related Equipment . . . . . . . . .  3
        1.2  Fixtures, Gaming Equipment and Other Assets. . . . .  3
        1.3  Moorage, Lease and Related Agreements. . . . . . . .  4
        1.4  Excluded Assets. . . . . . . . . . . . . . . . . . .  5
        1.5  List of Casino Assets  . . . . . . . . . . . . . . .  6
2.      Hotel Assets. . . . . . . . . . . . . . . . . . . . . . .  6
        2.1  Casino Hotel . . . . . . . . . . . . . . . . . . . .  6
        2.2  Lease, Permits and Commitments . . . . . . . . . . .  7
3.      Employees . . . . . . . . . . . . . . . . . . . . . . . .  8
4.      Consideration and Closing . . . . . . . . . . . . . . . .  9
        4.1  Cash Portion . . . . . . . . . . . . . . . . . . . .  9
        4.2  Designated Liabilities . . . . . . . . . . . . . . .  11
        4.3  Limited Partnership Interest . . . . . . . . . . . .  13
        4.4  Consideration for Hotel Assets . . . . . . . . . . .  13
        4.5  Closing of the Purchase of the Casino Assets . . . .  15
        4.6  Closing of Purchase of Hotel Assets  . . . . . . . .  16
5.      Deliveries at Closing . . . . . . . . . . . . . . . . . .  20
        5.1  Unencumbered Assets. . . . . . . . . . . . . . . . .  20
        5.2  Current Obligations. . . . . . . . . . . . . . . . .  22
        5.3  Assumption of Liabilities. . . . . . . . . . . . . .  23
        5.4  Excluded Liabilities . . . . . . . . . . . . . . . .  23
6.      Conduct Prior to the Closing Date . . . . . . . . . . . .  24
7.      Additional Conduct Prior to the Hotel Closing Date. . . .  29



8.      Conditions to Closing . . . . . . . . . . . . . . . . . .  31

        8.1  Conditions to Seller's Obligations to Close
             Purchase of Casino Assets  . . . . . . . . . . . . .  31

        8.2  Conditions to Purchaser's Obligation to Close
             Purchase of the Casino Assets  . . . . . . . . . . .  34

        8.3  Conditions to Purchaser's Obligations to Close
             the Purchase of the Hotel Assets . . . . . . . . . .  43

9.      Post-Closing Agreements . . . . . . . . . . . . . . . . .  46

        9.1  Disclosure and Use of Confidential Information . . .  46

        9.2  Use of Trademarks. . . . . . . . . . . . . . . . . .  47

        9.3  Hiring Away Employees. . . . . . . . . . . . . . . .  47

        9.4  Back-Up  . . . . . . . . . . . . . . . . . . . . . .  48

        9.5  Further Assurances . . . . . . . . . . . . . . . . .  48

        9.6  Injunctive Relief. . . . . . . . . . . . . . . . . .  49

        9.7  Indemnification and Settlement of Claims . . . . . .  50

             (a)  Indemnification of Purchaser  . . . . . . . . .  50

             (b)  Survival Periods as to Seller . . . . . . . . .  52

             (c)  Indemnification of Seller and its Parent  . . .  53

             (d)  Survival Periods as to Purchaser  . . . . . . .  54

             (e)  Procedure for Claimed Relief  . . . . . . . . .  55

                (i)    Notice of Claims . . . . . . . . . . . . .  55

                (ii)   Dispute with Respect to Notice of
                       Claim  . . . . . . . . . . . . . . . . . .  57

                (iii)  Third Party Claims . . . . . . . . . . . .  58

             (f)  Right to Offset . . . . . . . . . . . . . . . .  60

10.     Seller's Representations and Warranties . . . . . . . . .  61

       10.1  Permits, Registrations, Licenses, Leasehold,
             Moorage and Dockage Interest . . . . . . . . . . . .  62



      10.2   Listing of Assets and Title  . . . . . . . . . . . .  64
      10.3   Payment of Debts . . . . . . . . . . . . . . . . . .  65
      10.4   Designated Liabilities . . . . . . . . . . . . . . .  66
      10.5   No Other Contracts . . . . . . . . . . . . . . . . .  66
      10.6   Hart-Scott-Rodino Act  . . . . . . . . . . . . . . .  67
      10.7   Coast Guard Standards. . . . . . . . . . . . . . . .  67
      10.8   No Conflict. . . . . . . . . . . . . . . . . . . . .  67
      10.9   Condition and Non-Removal of Equipment . . . . . . .  68
      10.10  Compliance with Laws   . . . . . . . . . . . . . . .  68
      10.11  Hotel Marketing. . . . . . . . . . . . . . . . . . .  69
      10.12  Litigation . . . . . . . . . . . . . . . . . . . . .  69
      10.13  Hazardous Substances . . . . . . . . . . . . . . . .  70
      10.14  Brokers and Real Estate Commissions. . . . . . . . .  71
      10.15  Contracts and Agreements . . . . . . . . . . . . . .  72
      10.16  Compliance with Mississippi Gaming Regulations . . .  73
      10.17  Good Standing. . . . . . . . . . . . . . . . . . . .  73
      10.18  Corporate Authorization. . . . . . . . . . . . . . .  74
      10.19  Valid Obligation . . . . . . . . . . . . . . . . . .  74
      10.20  Profit and Loss Statements . . . . . . . . . . . . .  74
      10.21  Knowledge  . . . . . . . . . . . . . . . . . . . . .  75
      10.22  Application of Sale Proceeds . . . . . . . . . . . .  76
      10.23  Pledge of Partnership Interest . . . . . . . . . . .  78
11.     Purchaser's Representations and Warranties. . . . . . . .  79
      11.1   Good Standing. . . . . . . . . . . . . . . . . . . .  79
      11.2   Corporate Authorization. . . . . . . . . . . . . . .  79
      11.3   No Violation of Other Documents. . . . . . . . . . .  80





      11.4   Brokers and Real Estate Commissions. . . . . . . . .  80
      11.5   Hart-Scott-Rodino Act   . . . . . . . . . . . . . .   80
      11.6   Delivery of Partnership Agreement  . . . . . . . . .  81
      11.7   Delivery of Proforma Balance Sheet . . . . . . . . .  81
12.     Right to Terminate and Remedies . . . . . . . . . . . . .  82
      12.1   Right To Terminate . . . . . . . . . . . . . . . . .  82
      12.2   Remedies . . . . . . . . . . . . . . . . . . . . . .  83
             (a)  Purchaser's Remedies  . . . . . . . . . . . . .  83
             (b)  Seller's Remedies . . . . . . . . . . . . . . .  85
             (c)  Subordination of Termination Payments . . . . .  85
13.     Legal Compliance. . . . . . . . . . . . . . . . . . . . .  88
14.     Risk of Loss. . . . . . . . . . . . . . . . . . . . . . .  88
15.     Time of Essence . . . . . . . . . . . . . . . . . . . . .  90
16.     Governing Law . . . . . . . . . . . . . . . . . . . . . .  90
17.     Guaranty  . . . . . . . . . . . . . . . . . . . . . . . .  90
18.     Notices . . . . . . . . . . . . . . . . . . . . . . . . .  91
19.     Miscellaneous . . . . . . . . . . . . . . . . . . . . . .  92
        19.1 Entire Agreement; Enforceability . . . . . . . . . .  92
        19.2 Amendments . . . . . . . . . . . . . . . . . . . . .  93
        19.3 Binding Effect; Assignment; No
             Third Party Beneficiaries  . . . . . . . . . . . . .  93
        19.4 Waivers; Consents  . . . . . . . . . . . . . . . . .  94
        19.5 Severability . . . . . . . . . . . . . . . . . . . .  95
        19.6 Captions . . . . . . . . . . . . . . . . . . . . . .  95
        19.7 Interpretation of "including" and "day". . . . . . .  95
        19.8 Counterparts . . . . . . . . . . . . . . . . . . . .  96





20.     No Offer. . . . . . . . . . . . . . . . . . . . . . . . .  96





                                    SCHEDULES

Schedule 1.3(a)                     Casino Agreements

Schedule 1.3(b)                     Option to Acquire Option and
                                    Contract Rights

Schedule 1.4                        Excluded Assets

Schedule 1.5                        Casino Assets

Schedule 4.6                        Pledge of Limited Partnership Interest

Schedule 5.1                        Form of Conveyances

Schedule 5.1(e)(v)                  Additional Permitted Exceptions to Title to Real Estate

Schedule 6(d)(i)                    Key Employee Positions Requiring Notification

Schedule 6(e)                       Casino Insurance

Schedule 7(c)                       Builder's Risk Insurance Policy

Schedule 8.1(c)                     Form of Opinion Letter of Purchaser's Counsel

Schedule 8.2(c)(2)(a)               Form of Written Consent of the City of Greenville

Schedule 8.2(c)(2)(b)               Form of Consent of City of Greenville to Collateral Assignment

Schedule 8.2(c)(3)(a)               Form of Written  Consent of the  Greenville  Yacht
                                    Club

Schedule 8.2(c)(3)(b)               Form of  Consent of the  Greenville  Yacht Club to
                                    Collateral Assignment

Schedule 8.2(c)(4)(a)               Form of Written  Consent  of Board of  Mississippi
                                    Levee Commissioners

Schedule 8.2(c)(4)(b)               Form of Consent of the Board of Mississippi  Levee
                                    Commissioners to Collateral Assignment



Schedule 8.2(c)(5)(a)               Form of Written Consent for Assignment to Purchaser of Permit to
                                    Construct  and Maintain Facilities

Schedule 8.2(c)(5)(b)               Form of Consent of Board of Mississippi Levee Commissioners
                                    to Collateral Assignment

Schedule 8.2(c)(9)(a)               Form of Acknowledgment of the Greenville Port Commission

Schedule 8.2(c)(9)(b)               Consent to Collateral Assignment by Greenville Port Commission

Schedule 8.2(c)(10)(a)              Form of Acknowledgment of the Board of Mississippi Levee Commissioners

Schedule 8.2(c)(10)(b)              Consent to Collateral Assignment by Board of Mississippi Levee
                                    Commissioners

Schedule 8.2(e)                     Form of Opinion Letter of Seller's Counsel for Casino Closing

Schedule 8.2(f)                     Environmental Matters

Schedule 8.2(i)                     Engineering Matters

Schedule 8.2(j)                     Site Inspection Matters

Schedule 8.2(m)                     Regulatory Matters

Schedule 8.2(n)                     Utility Matters

Schedule 8.3(e)                     Form of Opinion of Seller's Counsel for Hotel Closing

Schedule 8.3(k)                     Supervisory Management Agreement

Schedule 8.3(l)                     Consent of The Mississippi Department of Archives and History to Assignment and
                                    Collateral Assignment

Schedule 10.9                       Slot Machines to Be Removed from Casino

Schedule 10.12                      Pending Litigation

Schedule 10.20                      Non-Recurring Items



Schedule 11.6                       Partnership Agreement

Schedule 11.7                       Purchaser's Proforma Balance Sheet

Schedule 17                         Guaranty from Alpha Hospitality Corporation


                            ASSET PURCHASE AGREEMENT

        This Agreement is entered into by ALPHA GULF COAST, INC., a Delaware corporation (hereinafter referred to as "SELLER"), ALPHA GREENVILLE HOTEL, INC., a Delaware corporation (hereinafter referred to as "ALPHA HOTEL"), and GREENVILLE CASINO PARTNERS, L.P., a Mississippi limited partnership (hereinafter referred to as "PURCHASER") as of the 17th day of December, 1997 (hereinafter referred to as the "EXECUTION DATE").

                                R E C I T A L S:

A. Seller is the owner and operator of the Bayou Caddy's Jubilee Casino (hereinafter referred to as the "CASINO") consisting of the Casino Barge (Official Number 519419) (hereinafter referred to as the "CASINO BARGE"), certain permits, mooring, dockage, lease rights and other assets, including real property and tangible and intangible personal property more particularly described herein.

B. Seller wishes to sell to Purchaser the Casino including Casino Barge, and all related fixtures, equipment, contractual rights, and all other real and personal property associated therewith, and the Casino Hotel, together with its furniture and fixtures, and to assign each of the agreements described below to Purchaser, and Purchaser wishes to buy and assume the same, all under the terms and conditions set forth in this Agreement.

C. Seller's affiliate, Alpha Hotel, is currently constructing an all-suite hotel on the site of the former headquarters of the Mississippi Board of Levee Commissioners as described in Section 2 below (hereinafter referred to as the "CASINO HOTEL"). Alpha Hotel is a wholly owned subsidiary of Alpha Hospitality Corporation. Seller hereby undertakes to cause Alpha Hotel to transfer the Hotel Assets in accordance with the terms of this Agreement and Alpha Hotel by execution hereof agrees to transfer the Hotel Assets to Purchaser and to be bound by the terms of this Agreement as they relate to the sale of the Hotel Assets and makes any and all representations and undertaking with respect to the Hotel Assets as set forth herein. When used herein with respect to any and all obligations, undertakings, agreements, representations or warranties with respect to the Hotel Assets and the sale of the Hotel Assets, the term Seller shall be deemed to include Alpha Gulf Coast, Inc. and Alpha Greenville Hotel, Inc.


                                    AGREEMENT
                                    ---------

Seller and Purchaser agree as follows:

1.      CASINO ASSETS: (excluding the Casino Hotel)

        Seller agrees to sell Seller's interest in, and Purchaser agrees to buy Seller's interest in the following, all under the terms and conditions set forth in this Agreement:

        1.1    CASINO BARGE AND RELATED EQUIPMENT

               The Casino Barge presently docked at the Greenville, Mississippi Waterfront, together with the Boarding Barge (Official Number 514272) (hereinafter referred to as the "BOARDING BARGE"), together with any and all engines, boilers, machinery, components, masts, boats, anchors, cables, chains, rigging, tackle, apparel, furniture, capstans, outfit tools, pumps, gear, furnishings, appliances, fittings, spare and replacement parts, and any and all other appurtenances appertaining or belonging thereto, and whether on board or not on board, and, additionally, all log books, manuals, trip records, maintenance reports, inspection records, seaworthiness certificates, and other historical records or information relating to the Casino Barge and the Boarding Barge in the possession of Seller, and ramps, generators and related equipment (including, but not limited to, existing walkway coverings) located at the site described in the Mooring Agreement and the Dockage Agreement described in
               Schedule 1.3(a).

        1.2 FIXTURES, GAMING EQUIPMENT AND OTHER ASSETS

               Except as otherwise provided in Section 1.4, all fixtures, improvements, equipment, equipment supplies, furniture, advertising and promotional materials, trade names, logos, customer lists and other tangible and intangible assets, including, without limitation, all books and records with respect to assets described in Sections 1.1, 1.2, and 1.3(a) (except for those certain books and records expressly excluded in Section 1.4(c)), in, on, or about the Casino Barge, or at any other location at Greenville, Mississippi, and owned, leased and/or used by Seller in connection with the Casino, and all interests in real property owned, leased, or under option to Seller in Washington County, Mississippi, and all improvements thereto.

        1.3 MOORAGE, LEASE AND RELATED AGREEMENTS

               (a) All of Seller's rights and obligations under the permits, moorage, dockage, license, lease agreements and contracts as listed on Schedule 1.3(a) (hereinafter referred to as the "CASINO AGREEMENTS").

                      (The assets described in Sections 1.1, 1.2, and 1.3(a) except those expressly excluded in Section 1.4 are hereinafter referred to as the "CASINO ASSETS".)

               (b) Provided that with respect to the real property described in the Real Estate Option Agreement dated October 26, 1995, recorded in Book 1893, at page 62, of the land records of Washington County, Mississippi, and the Lease and Option Agreement dated October 26, 1995, the Memorandum of which is recorded in Deed Book 1893, at page 70, of said land records, each between Deer Creek and Black Bayou Steam Navigation and Transportation Company and Cotton Club, Inc., and assigned to Seller, Seller shall not convey such assets to Purchaser upon Closing but, in lieu of conveyance, shall execute and deliver to Purchaser at closing the Option to Exercise Option Rights in the form attached as Schedule 1.3(b).

        1.4    EXCLUDED ASSETS

               The provisions of Sections 1.1, 1.2 and 1.3(a) notwithstanding, Casino Assets shall not include:

               a. cash, accounts receivable, notes receivable and any other amounts due from any third party arising from the operation of the Casino prior to the closing on the closing date;

               b. the gaming equipment and other equipment and assets listed on Schedule 1.4;

               c. Seller's stock records, books, tax returns, minute books and financial, tax, and accounting records;

               d.     All of Seller's rights under this Agreement;

               e.     All tax refunds;

               f. The Lease Agreement with Mosow Real Estate, Inc. dated November 14, 1995;

               g. The Lease Agreement with Mosow Real Estate, Inc. dated February 1, 1997; and

               h. The Real Estate Option Agreement dated October 26, 1995, and the Lease and Option Agreement dated October 26, 1995, each between Deer Creek Navigation and Transportation Company and Cotton Club, Inc., and assigned to Seller.

        1.5    LIST OF CASINO ASSETS

               The Casino Assets to be purchased, except the Casino Agreements which are listed on Schedule 1.3(a), are listed on Schedule 1.5; provided, however, as soon as practical, and in no event later than five (5) days after the execution of this Agreement, Seller shall provide Purchaser with any amendments to Schedule 1.5 and, subject to Purchaser's agreement, the amendments shall be made to
               Schedule 1.5.

2.      HOTEL ASSETS:

        2.1    CASINO HOTEL

               Alpha Hotel agrees to sell and Purchaser agrees to buy the Casino Hotel upon the substantial completion of its construction by Alpha Hotel in accordance with the Standard Form Agreement between Alpha Greenville Hotel, Inc., as Owner, and W. G. Yates and Sons Construction Company, Inc., dated July 7, 1997 and the plans and specifications for construction as referenced therein, and the specifications for furnishing of the hotel prepared by Seller and delivered to Purchaser on December 6, 1997 (hereinafter referred to collectively the "HOTEL PLANS") together with all furniture, fixtures, and equipment, including telephone equipment, located therein or owned or acquired for use in connection therewith.

        2.2    LEASE, PERMITS AND COMMITMENTS

               In connection with the purchase of the Casino Hotel, Seller agrees to assign and Purchaser agrees to assume the following agreements with third parties:

               a.     A Lease Agreement with The Board of Mississippi

                      Levee Commissioners for construction and maintenance of a hotel in Greenville, Mississippi dated February 19, 1997, and amended April 18, 1997;

               b. A permit for construction and maintenance of facilities on The Board of Mississippi Levee Commissioners' right-of-way dated September 11, 1997;

               c. A Mississippi Landmark permit issued by the Mississippi Department of Archives and History dated March 28, 1997;

               d. A Consent by The Board of Mississippi Levee Commissioners to the aforementioned Mississippi Landmark permit dated July 9, 1997.

               (Hereinafter the agreements identified in Section 2.2 are hereinafter collectively referred to as the "HOTEL AGREEMENTS").

               (The Casino Hotel and the Hotel Agreements are hereinafter referred to as the "HOTEL ASSETS". The Casino Assets and Hotel Assets are hereinafter referred to collectively as the "ASSETS").

3.      EMPLOYEES:

        Purchaser will assume no employment agreements or other obligations to Seller's employees (except for accrued vacation and health insurance due upon the Closing Date and assumed by

        Purchaser as described in Section 4.2). Notwithstanding the foregoing, Purchaser intends to rehire some employees of the Seller and certifies that it shall rehire so many of Seller's employees as is necessary to prevent the application of the Worker Adjustment and Retraining Notification Act, 29 USC 'SS'.2101, et seq. (the "WARN ACT"). Purchaser shall indemnify and hold harmless the Seller from any violations of the WARN Act caused by any act or omission of Purchaser including a breach of the certification in the prior sentence. If requested by Purchaser, Seller shall deliver to Purchaser before the Closing Date, or Hotel Closing Date respectively, the following information as to each of its employees: name; salary or wage rate; date of hire; vacation entitlement; and the amount and monetary value of accrued vacation as of the Closing Date and Hotel Closing Date. Purchaser shall be entitled prior to the Closing Date, and Hotel Closing Date respectively, to review Seller's employee records and to interview Seller's employees, on a schedule mutually agreed to by the parties and under conditions mutually agreed to by the parties, and, at Purchaser's sole discretion, subject to the certifications made in this Section 3, to make offers, if any, for post Closing Date and post Hotel Closing Date employment to Seller's employees. Provided, nothing herein shall constitute a right to employment in any employee.

4.      CONSIDERATION AND CLOSING:

        The total consideration for the Casino Assets shall be the sum of the considerations set forth in Sections 4.1, 4.2 and 4.3:

        4.1 CASH PORTION

               The cash portion of the purchase price shall be $26,500,000, which shall be payable as follows:

               (a) Credit to the Purchaser for the assumption by Purchaser of the principal balance owing as of the Closing Date of the senior secured Promissory Note from Seller to Credit Suisse First Boston Mortgage Capital, L.L.C. or any affiliate, successor, assignee or designee thereof (hereinafter referred to as the "LENDER") in the original principal amount of $19,000,000 executed in the financing transaction described in Section 8.1(e) and Section 8.2(t) (hereinafter referred to as the "PRINCIPAL LOAN"). The amount of such credit shall be equal to the original principal amount of the Principal Loan less the sum of the following:

                      (i) an amount equal to the sum of any principal payments made by the Seller on account of the Principal Loan, and

                      (ii) an amount equal to the sum of loan points, and
                           brokerage commissions, totaling in the aggregate 4.5% of the Principal Loan amount (totalling no more than

                           $855,000.00), and filing fees and title insurance expenses incurred by Seller in connection with the closing of the Principal Loan and the Subordinated Debt (as hereinafter defined). It is expressly understood and agreed that all of the Lender's legal fees owing to Lender's counsel shall be charged to Purchaser.

               (b) Payment in cash or other immediately available funds upon the Closing Date of the balance of the aforesaid cash portion of the purchase price.

4.2            DESIGNATED LIABILITIES AND ASSUMED DEBT

               The assumption by Purchaser of the following specified liabilities of Seller which shall not exceed $2,000,000.00 as of closing:

               a. Accrued vacation pay and health insurance claims due to employees of Seller upon the Closing Date;

               b.     Chip liability as of the Closing Date;

               c. Seller's Greenville Casino operations accounts incurred in the ordinary course of business which are not older than forty-five (45) days past their respective due dates on the Closing Date. Provided, however, any wages earned by Seller's Casino employees but not paid as of the Closing Date shall not be included in the Designated Liabilities and shall be paid by Purchaser when due, provided that such amount shall not exceed $1,000,000.00 as of the Closing Date, and shall be accounted for by Seller on closing as a reduction to the cash payment in Section 4.1;

               d. Non-delinquent city, county, levee, drainage, and school district ad valorem property taxes and special assessments for calendar year 1998, prorated to Closing Date on the basis of calendar year 1997's property taxes and special assessments;

               e. The gross amount of slot machine and table games progressive meter liability;

               f.     The gross amount of poker "bad beat" liability; and

               g. The slot club points and unredeemed promotional coupons liability.

        The liabilities to be assumed by Purchaser under Section 4.2, subparts
        (a) through (g) inclusive are hereinafter referred to collectively as the "DESIGNATED LIABILITIES". The precise amount of the Designated Liabilities set forth in Section 4.2(a)-(g) shall be calculated by Seller as of the Closing Date and verified as accurate by Purchaser. Provided that the value of slot club points and unredeemed promotional coupons shall be calculated upon Closing Date at sixty percent (60%) of the face amount thereof; provided, further, that the actual dollar value of the slot club points and promotional coupon liability as of Closing Date shall be verified by a subsequent accounting performed by Seller and Purchaser on the six (6) month anniversary of the Closing Date and any variation in the actual dollar value of these items which when added to the Designated Liabilities causes the Designated Liabilities to exceed $2,000,000.00 shall result in a payment by Seller to Purchaser in the amount of the excess of such Designated Liabilities above $2,000,000.00 upon twenty (20) days advance written notice of the excess.

        Also, Purchaser shall assume the outstanding balance as of the Closing Date on the subordinated secured note from the Seller to the Lender in the original principal amount of $4,879,000.00 executed in the financing transaction described in Section 8.1(e) and Section 8.2(t) (hereinafter the "SUBORDINATED DEBT").

        4.3    LIMITED PARTNERSHIP INTEREST

               A limited partnership interest equal to twenty-five percent (25%) of all the outstanding partnership interests in Purchaser as of the Closing Date. Seller's limited partnership interest shall be subject to all terms and conditions of the Revised Third Amended and Restated Partnership Agreement of Purchaser dated as of December 1, 1997. The parties agree solely for purposes of this Agreement that the value of the 25% limited partnership interest is $8,500,000.00.

        4.4    CONSIDERATION FOR HOTEL ASSETS

               The total purchase price for the Hotel Assets shall be equal to Seller's cost of construction and furnishing in compliance with the Hotel Plans, subject to a maximum purchase price of $3,200,000.00 plus the additional sum of $112,500.00 as consideration for Seller's advance lease payments in a like amount made to the Board of Mississippi Levee Commissioners pursuant to the Lease described in Section 2.2(a) for the 27-month period beginning December 1, 1997, through February 29, 2000, subject to a $4,166.67 per month reduction in the amount of $112,500.00 for each month or part thereof after December 1, 1997, during which the purchase of the Hotel Assets does not close (the "HOTEL PURCHASE PRICE"), plus interest at an annual rate of 11% for construction financing on an amount equal to the Hotel Purchase Price from the date of Purchaser's receipt of written notice from Seller of substantial completion of the construction and furnishing of the Casino Hotel (which notice shall include a copy of the architect's certificate of substantial completion and which will also certify that such construction conformed to the plans submitted to and approved by the Mississippi Department of Archives and History addressed to Seller and Purchaser and a certificate of the building inspector of the City of Greenville or his designated agent evidencing inspection and approval for occupancy) (hereinafter referred to as "DATE OF SUBSTANTIAL COMPLETION") until closing of the purchase of the Hotel Assets, less the amount of any items of work necessary to complete construction and furnishing of the Casino Hotel after issuance of the certificate of the building inspector of the City of Greenville or his designated agent evidencing inspection and approval for occupancy and architect's certificate of substantial completion. The purchase price for the Hotel Assets shall be payable upon the Hotel Closing Date (hereinafter defined).

        4.5 CLOSING OF THE PURCHASE OF THE CASINO ASSETS

               The closing of the purchase of the Casino Assets shall be consummated at 590 Madison Avenue, New York, New York, (or at such other place, as may hereinafter be agreed upon by Seller and Purchaser) on the earlier of (a) the fifth (5th) business day after all conditions precedent stated in Article 8 are fulfilled or (b) January 31, 1998, provided, however, the foregoing notwithstanding, if the Securities and Exchange Commission (hereinafter referred to as the "SEC") has not approved the form of the proxy statement for the meeting of Seller's parent's shareholders to consider approval of this transaction on or before January 6, 1998, the date of January 31, 1998, shall be extended to the earlier of (x) the twenty-fifth (25th) day after SEC approval of such proxy statement or (y) February 25, 1998, or on such other date, as may hereafter be agreed upon by Seller and Purchaser (hereinafter referred to as the "CLOSING DATE"). The physical transfer of Casino Assets and transfer of the operation of the Casino shall occur on Closing Date. The schedule and procedure for transfer of Casino Assets and transfer of operation of the Casino shall comply with rules, regulations, orders and directives of the Mississippi Gaming Commission. At the time of transfer of Casino Assets, and subject to approval of the Mississippi Gaming Commission and the Mississippi State Tax Commission, Purchaser and Seller will count down the floor bank, hopper and cage cash and Purchaser will purchase from Seller the cash therein (the total sum of which shall equal the minimum amount required by the Mississippi Gaming Commission for the current operation of the Casino not, however, to exceed $1,500,000.00) upon payment therefor at par in cash or other immediately available funds.

        4.6    CLOSING OF PURCHASE OF HOTEL ASSETS

               The closing of the purchase of Hotel Assets shall be consummated at 590 Madison Avenue, New York, New York, as soon as practically possible after written notice by Seller of the Date of Substantial Completion and the conditions precedent to the Hotel Closing have been fulfilled (hereinafter referred to as the "HOTEL CLOSING DATE"). The Date of Substantial Completion of the Hotel shall occur no later than February 6, 1998, or on such later date as provided in this Section 4.6, and Seller represents that February 26, 1998, is the latest date on which Seller must complete the Casino Hotel in order to satisfy infrastructure investment requirement applicable to the Casino under current orders issued by the Mississippi Gaming Commission. In the event that the Date of Substantial Completion for the Hotel is after February 6, 1998, then for each day after February 6, 1998, until Hotel Closing Date:

               a. Seller shall pay to Purchaser liquidated damages of One Thousand Dollars ($1,000.00) per day, payable weekly until the Date of Substantial Completion of the Casino Hotel, the payment of which shall be secured by a security interest in Seller's limited partnership interest in Purchaser, as more particularly described in the pledge of partnership in-strument attached as Schedule 4.6 (hereinafter referred to as the "PLEDGE OF PARTNERSHIP INTEREST"); and

               b. In the event any failure to complete the Casino Hotel (including, but not limited to, a failure caused by a casualty loss) results in any suspension of Purchaser's gaming license at the Casino by the Mississippi Gaming Commission, Seller shall pay to Purchaser an additional amount of liquidated damages in the sum of One Hundred Thousand Dollars ($100,000.00) per day, payable daily, for each day during which such suspension is in effect, which liability shall be secured by a security interest in Seller's limited partnership interest in Purchaser, as more particularly described in the Pledge of Partnership Insterest attached as Schedule 4.6. In the event any amount of liquidated damages is in excess of the value of the limited partnership interest when applied against it, the excess shall be due and payable from Seller. Provided, however, Purchaser shall give Seller written notice of its intent to collect such liability under Section 4.6(a) or
                      Section 4.6(b) by exercise of Purchaser's rights under the Pledge of Partnership Interest and Seller shall have thirty

                      (30) days to pay the amount to be otherwise collected under the Pledge of Partnership Interest in cash or other immediately available funds. In the event of any such cash payment by Seller, Purchaser's right to collect the amount owing by exercise of Purchaser's rights under the Pledge of Partnership Interest shall be reduced by the amount thus paid. The Purchaser agrees to take such reasonable action and work with the Mississippi Gaming Commission and Seller to prevent the suspension of the Purchaser's gaming license. Provided, further, it is expressly understood that the notice and procedure provisions set forth in Paragraph 9.7 shall have no application to the payments required in this Paragraph 4.6(a) and (b).

               c. Subject to fulfillment of the conditions precedent to the Hotel Closing, should Purchaser, due to no fault of Seller or its agents, representatives or contractors, fail to close the purchase of the Hotel Assets within fifteen (15) days after receipt of Seller's notice of the Date of Substantial Completion of the Hotel, Purchaser shall pay to Seller, in addition to the interest specified in
                      Section 4.4, an additional sum of One Thousand Dollars ($1,000.00) per day, payable weekly, for each day thereafter during which Purchaser does not close the purchase of the Hotel Assets. If after the expiration of the sixty (60) day period following the receipt of the notice of the Date of Substantial Completion, Purchaser has failed to close the purchase of Hotel Assets under conditions stated above in this Section 4.6(c), in addition to the monetary penalties provided above and any other remedy available to Seller, Seller shall be entitled to seek specific performance of Purchaser's obligation to close the purchase of the Hotel Assets.

5.      DELIVERIES AT CLOSING:

        5.1    UNENCUMBERED ASSETS

               At the Closing Date and Hotel Closing Date respectively, the Seller shall deliver to Purchaser all documents (including all Required Approvals (as such term is defined in Section 8.2(c) hereof) from third parties) necessary to convey title to or assign Seller's interests in the Casino Assets and the Hotel Assets, respectively. All documents to be delivered shall be in the forms specified in Schedule 5.1 (provided that fee simple estates in real property shall be conveyed by deeds of the same type by which such real property was conveyed to

               Seller's predecessor-in-title, Jubilation Lakeshore, Inc., formerly known as Cotton Club of Greenville, Inc., (hereinafter referred to as the "JUBILATION LAKESHORE")) and shall convey the Assets free and clear of all mortgages, liens, security interests, reservations, judgments, pledges, charges, claims, escrows or other encumbrances (hereinafter referred to collectively as "ENCUMBRANCES") except the following expressly enumerated Encumbrances and other exceptions (hereinafter referred to as the "PERMITTED EXCEPTIONS"):

               a. The liens in favor of the Lender securing the Principal Loan and the Subordinated Debt;

               b. Liens in respect to Seller's share of the ad valorem taxes for the year 1998 not yet due and payable, including city, county, levee, drainage and school district ad valorem taxes and special assignments (all ad valorem and special assessments for the year 1997 shall have been paid by Seller on or before closing);

               c. Except as otherwise provided in this Agreement, interests in real estate including estates in fee simple, leaseholds, licenses, and options, shall only be warranted to be free and clear of Encumbrances created by Seller or by Seller's predecessor-in-title, Jubilation Lakeshore, or arising after the earlier of the acquisition of the subject real estate asset by Jubilation Lakeshore or by Seller, as the case may be; and

               d. Except as otherwise provided in this Agreement, with respect to any interest in real estate included in the Assets, including estates in fee simple, leaseholds, licenses, and options, the following exceptions shall also apply:

                      (i) Any restrictions, terms or provisions of any zoning ordinances of the City of Greenville or Washington County, Mississippi;

                      (ii) Oil, gas and other minerals lying in, on or under any property conveyed by Seller's predecessors-in-title;

                      (iii) Rights of parties in possession not shown of public
                            record, deficiencies in quantity of land, boundary line disputes, road ways, unrecorded servitudes or easements, or uses of the subject property not visible from the surface, and any other similar matters not of record not created by or known to Seller;

                      (iv) With respect to parties in the chain of title before Seller and/or Jubilation Lakeshore, lack of legal capacity or lack of authority of any grantor, fraud of forgery of any instruments, false recitals of marital status or marital rights, and undisclosed heirs not revealed in the chain of title for any such properties; and

                      (v)   The additional exceptions to title as described on
                            Schedule 5.1(e)(v) with respect to each of the real estate parcels owned or leased.

        5.2    CURRENT OBLIGATIONS

               Seller shall be current, as of the Closing Date and Hotel Closing Date, respectively, in its obligations on all permits, leases, moorage, dockage, licenses, and other existing contracts which are part of the Assets purchased. Seller shall use its commercially reasonable efforts to obtain estoppel certificates from the other party to each such agreement, but shall not be responsible to Purchaser for failure to obtain such estoppel certificates.

        5.3    ASSUMPTION OF LIABILITIES

               Subject to the terms and conditions set forth in this Agreement, Purchaser shall assume and agree to pay, perform and discharge the following, and only the following, liabilities and obligations of Seller as the same exist on midnight of the day preceding the Closing

               Date (the "ASSUMED LIABILITIES"):

               (a) Seller's indebtedness to the Lender under the Principal Loan and the Subordinated Debt;

               (b)    Designated Liabilities as described in Section 4.2;

               (c) Seller's liability for lease payments and contractual obligations which first become due and owing after the Closing Date under the Casino Agreements and Hotel Agreements listed on Schedule 1.3(a) and in Section 2.2, respectively.

        5.4    EXCLUDED LIABILITIES

               Except for the Assumed Liabilities, no obligation or liability of Seller or relating to the business of Seller or to the Assets, of any nature whatsoever (whether express or implied, fixed or contingent, liquidated or unliquidated, known or unknown, accrued, due or to become due), is to be assumed by Purchaser, nor shall Purchaser be liable to pay, perform or discharge any such obligation or liability.

6.      CONDUCT PRIOR TO THE CLOSING DATE:

        Between the Execution Date and closing and physical transfer of Casino Assets on the Closing Date:

               a. Seller shall give to Purchaser and Purchaser's officers, employees, agents, attorneys, consul-tants, accountants and lenders (designated by Purchaser as "PURCHASER'S AUTHORIZED REPRESENTATIVES") all of whom shall have agreed in writing to be bound by the confidentiality agreement between Seller and Purchaser dated September 30, 1997, reasonable access, during normal business hours upon reasonable notice, to all of the properties (both real and personal) included in the Assets and to the books, contracts, documents and records of the Casino and shall furnish to Purchaser and Purchaser's Authorized Representatives such information as Purchaser or such persons may at any time and from time to time reasonably request.

               b. Seller shall use its commercially reasonable efforts to obtain the Required Approvals required under Section 8.2(c). At Purchaser's request, Seller shall provide all reasonable assistance needed to transfer to Purchaser, or to any person designated by Purchaser, any other transferable licenses and permits not included in the Required Approvals, provided that failure to obtain approvals for transfer of licenses and permits not included in the Required Approvals is not a condition precedent for closing for which Seller shall be held responsible.

               c. Seller shall cause the Casino to carry on its business in the usual and ordinary course, consistent with past practices, and shall use its commercially reasonable efforts to preserve the Casino's business and the goodwill of its customers, suppliers and others having business relations with the Casino and to retain the business organization of the Casino intact, including using reasonable efforts to keep available the services of its present employees (other than those dismissed for cause or who voluntarily discontinue their employment), and to maintain all of its properties in good operating condition and repair, ordinary wear and tear excepted. Without limiting the generality of the foregoing and subject to the provisions of Section 4.2 hereof, Seller shall pay, when due, all wages and benefits (including medical benefit claims) of Seller's employees currently when due in accordance with their terms, all indebtednesses to trade creditors and other obligations incurred in the ordinary course of the Casino's business. Seller shall make no material change in marketing expenditures without the prior written consent of Purchaser, provided, however, Seller shall be entitled to allocate such expenditures as Seller deems appropriate.

               d. Without the prior written consent of Purchaser, which shall not be unreasonably withheld, and without limiting the generality of any other provision of this Agreement, except in the ordinary course of business, Seller shall not:

                      (i) hire any employee for a position listed on Schedule 6(d)(i) without prior notification to Purchaser's representative, John R. O'Donnell, or such other representative as may be designated by Purchaser;

                      (ii) sell, transfer or otherwise dispose of any asset or property, except for monies applied in payment of the Casino's liabilities in the usual and ordinary course of business;

                      (iii) incur or commit to incur any capital expenditures
                            (including, without limitation, purchases, commitments or offers to purchase real estate) in excess of $50,000 or which materially changes the character of the Casino's operations without the written approval of John R. O'Donnell or such other representative as may be designated by Purchaser;

                      (iv) incur, assume or guarantee any indebtedness secured by the Assets (except for the Principal Loan and the Subordinated Debt); or

                      (v) directly or indirectly, enter into or assume any contract, agreement, obligation, lease, license or commitment other than in the usual and ordinary course of business in accordance with past practices and which would extend beyond the Closing Date.

               e. Seller shall cause the Casino to maintain the insurance policies listed on Schedule 6(e) in full force and effect. If any of the said policies shall expire, the Casino shall use reasonable efforts to renew or replace the same prior to the expiration of the expiring policies with policies from a reputable insurance carrier with a "Best's Rating" equal to or better than that of the existing carrier, containing insurance coverage in the same or greater amount than the existing policies in substantially the same form and substance as the existing policies.

               f. The Seller shall cooperate to provide documents relating to the Assets and relating to the revenues and expenses of the Casino and other documents and information reasonably requested by Purchaser in connection with the closing of Purchaser's financing, provided that Purchaser shall reimburse Seller for any reasonable expenses incurred by Seller in connection with providing such documents or information and Seller shall have no obligation with respect to any requirements or approvals required for such financing except as expressly provided for herein.

               g. Seller shall provide Purchaser notice within 24 hours after receipt of any notice of resignation received by Seller from any of its employees whose position is listed on Schedule 6(d)(i).

               h. Seller shall use commercially reasonable efforts to close the Principal Loan and the Subordinated Debt prior to midnight December 31, 1997. After closing of said financing, Seller shall remain current in its obligations to Lender on the Principal Loan and the Subordinated Debt and shall not allow an Event of Default (as defined in the Principal Loan or the Subordinate Debt as the case may be) to occur under the loan agreement and other loan documents executed in connection with the Principal Loan and the Subordinated Debt.

               i. Purchaser shall use commercially reasonable efforts to close the financing with Lender that will be evidenced by a Senior Secured Note in the amount of $17,200,000.00 and by a Subordinated Note in the amount of $3,621,000.00 prior to midnight December 31, 1997. After closing of said financing, Purchaser shall remain current in its obligations to

                      Lender on the Senior Secured Note and the Subordinated Note and shall not allow an Event of Default (as defined in the loan agreement made in connection with the Senior Secured Note and the Subordinated Note, as the case may
                      be) to occur under the loan agreement and other loan documents in connection with the Senior Secured Note and the Subordinated Note.

7.      ADDITIONAL CONDUCT PRIOR TO THE HOTEL CLOSING DATE:

        Between the Execution Date and the Hotel Closing Date:

               a. Seller shall give the Purchaser and Purchaser's Authorized Representatives reasonable access during normal business hours to all of the Hotel Assets (both real and personal), books, contracts, documents, records and shall furnish to Purchaser and Purchaser's Authorized Representatives such information as Purchaser or Purchaser's Authorized Representatives may at any time and from time to time reasonably request.

               b. Seller shall use commercially reasonable efforts to complete the construction of the Hotel in accordance with the Hotel Plans. Any change orders in the Hotel Plans totalling in the aggregate more than $20,000.00 (whether as an increase or reduction) shall be subject to Purchaser's approval, which shall not be unreasonably withheld.

               c. Seller shall maintain the builder's risk insurance policy listed on Schedule 7(c) which covers the Casino Hotel in full force and effect. If the Casino Hotel policy shall expire, the Seller shall use reasonable efforts to renew or replace the same prior to the expiration of the expiring policy with the policy from a reputable insurance carrier with the "Best Rating" equal to or better than that of the existing carrier containing insurance coverage in the same or greater amount than the existing policies in substantially the same form and substance as the existing policy.

8.      CONDITIONS TO CLOSING:

        8.1    CONDITIONS TO SELLER'S OBLIGATIONS TO CLOSE PURCHASE OF CASINO
               ASSETS

               The obligation of Seller to close the transactions contemplated hereby is subject to the fulfillment of all of the following conditions as of the Closing Date (except where a different date is expressly provided for herein), upon the non-fulfillment of any of which, this Agreement may, at Seller's option, be terminated and/or remedies sought pursuant to and with the effect set forth in Section 12:

               a. Each and every representation and warranty made by Purchaser as of Execution Date shall have been true and correct when made and shall be true and correct as of the Closing Date.

               b. All obligations of Purchaser to be performed hereunder through, and including on, the Closing Date (including, without limitation, all obligations which Purchaser would be required to perform at the closing if the transaction contemplated hereby was consummated) shall have been performed.

               c. Purchaser shall have delivered to Seller the written opinions of Lake Tindall, LLP, and/or Altheimer & Gray, and/or gaming counsel for Purchaser, dated as of the Closing Date concerning Purchaser's partnership organization and the Purchaser's general partner's good standing and authority to consummate the transactions contemplated hereby, in substantially the form of Schedule 8.1(c) attached hereto.

               d. Approval by final Order of the Mississippi Gaming Commission of the transactions contemplated herein and post-closing operation of the Casino by Purchaser.

               e. All conditions precedent to the closing of the Principal Loan and the Subordinated Debt shall have been satisfied and the closing thereof shall have occurred and all conditions precedent to the closing of that certain financing from Lender to Purchaser represented by a senior secured note in the principal amount of $17,200,000.00 and a subordinated secured note in the amount of $3,621,000.00 shall have been satisfied and the closing thereof shall have occurred and all such financing shall have been fully funded by the Lender by midnight December 31, 1997. If both of the aforementioned loan financings have not been closed and fully funded by midnight December 31, 1997, this Agreement shall be null and void. Provided further, that all conditions precedent to the closing of the assumption of the Principal Loan and the Subordinated Debt as of Closing Date, pursuant to an amended and restated loan agreement between Lender and Purchaser renewing and rearranging indebtedness in the in the principal amount of $36,200,000 of senior secured indebtedness and $8,500,000.00 of subordinated secured indebtedness on terms agreeable to Lender and to Purchaser shall have been satisfied, the closing of such assumption and refinancing shall have occurred, and all loans to be made pursuant thereto shall have been fully funded to Purchaser before Seller shall have any obligation to sell the Casino Assets hereunder.

               f. There shall have been no voluntary or involuntary bankruptcy filing of Purchaser or its General Partner.

               g. No suit, proceeding or litigation (including but not limited to any proceeding by any government agency under Hart-Scott-Rodino Act, as hereinafter defined) shall have been commenced and an order obtained (which has not been stayed) restraining or enjoining the consummation of the transaction contemplated hereby.

        8.2 CONDITIONS TO PURCHASER'S OBLIGATION TO CLOSE PURCHASE OF THE CASINO ASSETS

               The obligation of Purchaser to close the transactions contemplated hereby is subject to the fulfillment of all of the following conditions as of the Closing Date (except where different date is expressly provided for herein), upon the non-fulfillment of any of which, this Agreement may, at Purchaser's option, be terminated and/or remedies sought pursuant to and with the effect and subject to the limitations set forth in Section 12.

               a. Each and every representation and warranty made by Seller as of Execution Date shall have been true and correct when made and shall be true and correct as of the Closing Date.

               b. All obligations of Seller to be performed hereunder through, and including on, the Closing Date (including, without limitation, all obligations which Seller would be required to perform at the closing if the transaction contemplated hereby was consummated) shall have been performed.

               c.     All of the consents and approvals as listed below in this
                      Section 8.2(c) ("REQUIRED APPROVALS") shall have been obtained:

                      (1) Approval by proper corporate and shareholder actions of the transactions contemplated herein by the Sellers' Boards of Directors and shareholders, and by the Board of Directors and shareholders of Alpha Hospitality Corporation.

                      (2) Written consent of the City of Greenville to the assignment to the Purchaser of the City Moorage Agreement and the City Lease Agreement, and to the collateral assignment thereof to the Lender in the forms attached as Schedule 8.2(c)(2)(a) and (b).

                      (3)   Written consent of the Greenville Yacht Club

                            (a) to the assignment to the Purchaser of the Yacht Club Dockage Agreement and Yacht Club License Agreement and (b) to the collateral assignment thereof to the Lender in the forms attached as
                            Schedule 8.2(c)(3)(a) and (b).

                      (4) Written consent of The Board of Mississippi Levee Commissioners (a) to assignment to the Purchaser of the Hotel Lease (effective as of the Hotel Closing
                            Date) and (b) to the collateral assignment thereof to the Lender in the forms attached as Schedule 8.2(c)(4)(a) and (b).

                      (5) Written consent for assignment to Purchaser of the permit for construction and maintenance of facilities on The Board of Mississippi Levee Commissioners' right-of-way dated September 11, 1997, in the form attached as Schedule 8.2(c)(5)(a) and (b).

                      (6) Assignment to the Purchaser of permits from the U.S. Army Corps of Engineers or issuance of permits to Purchaser permitting the moorage of the Casino Barge and the Boarding Barge in their present location.

                      (7) Written verification from the Mississippi Gaming Commission that Seller is not in violation of any infrastructure requirements which have been imposed in connection with the granting of Gaming Licenses to Seller effective as of the Closing Date.

                      (8) The consents, approvals and estoppels, if any, obtained by Seller in connection with the closing of the Principal Loan shall not have been withdrawn or revoked by the issuing party.

                      (9) Written acknowledgment of the Greenville Port Commission that it has no objection to the assignment to the Purchaser of the City Moorage Agreement and City Lease Agreement and to the collateral assignment thereof to the Lender in the forms attached as Schedule 8.2(c)(9)(a) and (b).

                      (10) Written acknowledgment of The Board of Mississippi Levee Commissioners that it has no objection to the assignment to the Purchaser of the City Moorage Agreement and the City Lease Agreement and to the collateral assignment thereof to the Lender in the forms attached as Schedules 8.2(c)(10)(a) and (b).



               d. No suit, proceeding or litigation (including, but not limited to, any proceeding by any government agency under the Hart-Scott-Rodino Antitrust Im-provements Act of 1976, Pub. L. 94-435 (the "HART-SCOTT-RODINO ACT"), shall have been commenced and an order obtained (which has not been stayed) restraining or enjoining the consummation of the transaction contemplated hereby.

               e. Seller shall have delivered to Purchaser the written opinions of Watkins, Ludlam & Stennis, P.A., Parker, Duryee, Rosoff & Haft, P.C. and such other law firm(s) reasonably acceptable to Purchaser, dated as of the Closing Date, addressed to Purchaser and which shall state that the Lender will be entitled to rely thereon, which contains opinions in substantially the form of Schedule 8.2(e) attached hereto.

               f. All of the matters shown on the attached Schedule 8.2(f) shall have been cured to the satisfaction of Purchaser and the Lender, and there shall have been no material adverse change in the types of matters shown in the environmental reports dated November 20, 1997, provided to the Lender since the date of such environmental reports that has not been cured to the satisfaction of Purchaser and the Lender.

               g. Seller's parent, Alpha Hospitality Corporation, shall have executed and delivered to Purchaser on

                      Execution Date the guaranty, the form of which is attached as Schedule 17.

               h. Seller shall have delivered to Purchaser a copy of a "Fairness Opinion" acceptable to the Securities and Exchange Commission as part of Seller's disclosure to its Shareholders and which shall state that the Lender may rely thereon, relating to the transactions under this Agreement.

               i. All of the matters shown on the attached Schedule 8.2(i) shall have been cured to the satisfaction of Purchaser and the Lender, and there shall have been no material adverse change in the types of matters shown in the Engineering Reports provided to the Lender since the date of such Engineering Reports which has not been cured to the satisfaction of Purchaser and the Lender.

               j. All of the matters shown on the attached Schedule 8.2(j) shall have been cured to the satisfaction of Purchaser and the Lender, and there shall have been no material adverse change in the real property and facilities since the date of the site inspections dated November 21, 1997, provided to the Lender that has not been cured to the satisfaction of Purchaser and the Lender.

               k. There shall have been no material adverse change in the matters addressed in the Appraisals provided to the Lender since the date of such Appraisals that has not been cured to the satisfaction of Purchaser and the Lender.

               l. All material necessary licenses, permits, approvals, waivers, authorization, consents, waiting period expirations and clearances for the acquisition of the Casino Assets, use and operation (and proposed operation) of Casino Assets and the conduct of Purchaser's business as conducted or as proposed to be conducted (including the operation of both the Las Vegas Casino and Bayou Caddy's Jubilee Casino) have been issued and/or obtained from the appropriate governmental authority (excluding the Alcoholic Beverage Control Division of the State Tax Commission ("ABC")) and are in full force and effect. Provided that except for the Required Approvals which are expressly addressed in Schedule 8.2(c), Seller shall be obligated only to use its commercially reasonable efforts to obtain the assignment of the aforementioned items and Seller's failure to obtain one or more of such items after using its reasonable efforts to obtain the same shall not result in any liability from Seller to Purchaser. All the Casino Agreements shown on Schedule 1.3(a) (Items 1-7) shall have been assigned by Seller to Purchaser. All approvals to be obtained from the Mississippi Gaming Authorities in connection with the issuance of additional equity by Purchaser to Seller shall have been obtained. All licensing, registrations and all other approvals and findings of suitability for Seller to become an equity holder in Purchaser shall have been obtained.

               m. All of the matters shown on the attached Schedule 8.2(m) shall have been cured to the satisfaction of Purchaser and the Lender and there shall have been no material adverse change since September 30, 1997, in the compliance of the improvements and facilities or the use thereof with all applicable zoning, subdivision, environmental protection, toxic waste, asbestos, and all other applicable federal, state and local laws and ordinances, and all rules, regulations and requirements of any and all governmental or quasi-governmental authorities having jurisdiction over any of the Casino Assets with respect to the foregoing.

               n. All of the matters shown on the attached Schedule 8.2(n) shall have been cured to the satisfaction of Purchaser and the Lender, and there shall have been no material adverse change in utility-related matters since November 21, 1997.

               o. A certificate in a form satisfactory to Purchaser and the Lender representing that no pending or threatened action, suit, or proceeding, judicial, administrative or otherwise, is pending against Seller or its parent, Alpha Hospitality Corporation, which would have a material adverse effect on their ability to perform their respective obligations under this Asset Purchase Agreement.

               p. Seller shall have delivered evidence of acceptance by the City of utility, water, and sewer lines to be installed in partial payment of rent pursuant to Section 6 of the Alpha Moorage Agreement.

               q. Seller shall deliver to Purchaser the pledge (in the form attached as Schedule 4.6) of its partnership interest in Purchaser as described in Section 4.3 as collateral to secure Purchaser's obligations under Sections 4.6 and 9.7(f).

               r. Approval by Final Order of the Mississippi Gaming Commission of the transactions contemplated herein and post closing operation of the Casino by Purchaser.

               s. There shall have been no voluntary or involuntary bankruptcy filing of Seller, Seller's Parent, Alpha Hospitality Corporation, or any other subsidiary of Alpha Hospitality Corporation.

               t. All conditions precedent to the closing of the Principal Loan and the Subordinated Debt shall have been satisfied and the closing thereof shall have occurred and all conditions precedent to the closing of that certain financing from Lender to Purchaser represented by a senior secured note in the principal amount of $17,200,000.00 and a subordinated secured note in the amount of $3,621,000.00 shall have been satisfied and the closing thereof shall have occurred and all such financing shall have been fully funded by midnight December 31, 1997. If both of the aforementioned loan financings have not been closed and fully funded by midnight December 31, 1997, this Agreement shall be null and void. Provided further, that all conditions precedent to the closing of assumption of the Principal Loan and the Subordinated Debt as of Closing Date, pursuant to an amended and restated loan agreement between Lender to Purchaser renewing and rearranging indebtedness in the aggregate amount of $36,200,000.00 of senior secured indebtedness and $8,500,000.00 of subordinated secured indebtedness on terms agreeable to Lender and to Purchaser shall have been satisfied, the closing of such assumption and refinancing shall have occurred and all loans to be made pursuant thereto shall have been fully funded to Purchaser before Purchaser shall have any obligation to purchase the Casino Assets hereunder.

        8.3 CONDITIONS TO PURCHASER'S OBLIGATIONS TO CLOSE THE PURCHASE OF THE HOTEL ASSETS

               The conditions to Purchaser's obligations to close the purchase of the Hotel Assets are as follows:

               a. The closing of the Casino Assets shall have closed or be closed simultaneously herewith.

               b. Each and every representation and warranty made by Seller with respect to the Hotel Assets as of Execution Date shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Hotel Closing Date.

               c. All obligations of Seller with respect to the Hotel Assets to be performed hereunder through, and including on, the Hotel Closing Date (including, without limitation, all obligations which Seller would be required to perform at the closing if the transaction contemplated hereby was consummated) shall have been performed.

               d. No suit, proceeding or investigation (including, but not limited to, any proceeding or request for information from any government agency under the Hart-Scott-Rodino Act) shall have been commenced or threatened by any governmental authority or private person on any grounds to restrain, enjoin or hinder, or to seek material damages on account of, the consummation of the transaction contemplated hereby.

               e. Seller's delivery to Purchaser of the written opinion of Watkins, Ludlam & Stennis, P.A. and Parker, Duryee, Rosoff & Haft, P.C. and such other law firm(s) reasonably acceptable to Purchaser, dated as of the Hotel Closing Date, which shall state that the Lender is entitled to rely thereon and which contains opinions in substantially the form of Schedule 8.3(e) attached.

               f. All of the matters shown on the attached schedule 8.2(f) which relate to the Casino Hotel shall have been cured to the satisfaction of Purchaser and the Lender and there shall have been no material adverse change in the types of matters which relate to the Casino Hotel shown in the Environmental Reports provided to the Lender since the date of such Environmental Reports that has not been cured to the satisfaction of Purchaser and the Lender.

               g. Seller shall have provided Purchaser with a certificate of approval from the building inspector of the City of Greenville or his designated agent evidencing inspection and approval for occupancy, and an architect's certificate evidencing the substantial completion of the Casino Hotel in compliance with the Hotel Plans (which will also certify that such construction conformed to the plans submitted to and approved by the Mississippi Department of Archives and History), subject to punch list items which do not exceed in the aggregate $10,000.00.

               h. Seller shall have provided Buyer with copies of all documents, invoices and agreements related to the construction and furnishing of the Casino Hotel and the cost of same.

               i. The Hotel shall be ready in all material respects to receive guests in the ordinary course of the Hotel's business.

               j. All of the Hotel Agreements listed in Section 2.2 shall have been assigned by Seller to Purchaser.

               k. Greenville Hotel II, LLC, a wholly owned subsidiary of Purchaser, and Alpha Hospitality Corporation shall have entered into that certain Supervisory Management Agreement in the form attached as Schedule 8.3(k) and Seller shall have no obligation to close the sale of the Hotel until such agreement is executed and delivered.

               l. The Mississippi Department of Archives and History (the "MDAH") shall have consented to the granting of a leasehold deed of trust by Alpha Greenville Hotel, Inc., its successors and assigns, in the form attached as
                      Schedule 8.3(l) to Lender and the assignment of the MDAH permit to Greenville Hotel II, and Purchaser and Greenville Hotel II, LLC, shall have received an architect's certificate confirming that there has been no violation of the MDAH permit.

9.      POST-CLOSING AGREEMENTS:
        The parties agree that after the Closing:

        9.1    DISCLOSURE AND USE OF CONFIDENTIAL INFORMATION

               The Confidentiality Agreement dated September 30, 1997, (hereinafter "CONFIDENTIALITY AGREEMENT") between the parties shall remain in effect until December 31, 2002, provided that the restrictions in the Confidentiality Agreement shall be waived to the extent notices must be given or filings must be made by either the Seller or Purchaser to any partners, shareholders, regulatory officials, or other third parties, provided that any notices, filings or announcements concerning the transaction made by Seller or Purchaser which contain Confidential Information covered by the Confidentiality Agreement will be subject to advance review and approval by the opposite party, which approval shall not be unreasonably delayed or withheld.

        9.2    USE OF TRADEMARKS

               Seller shall not use and shall not license or permit any third party to use, any names, slogan, logo or trademark which is similar or deceptively similar to any of the names or trademarks presently used or which may be used prior to Closing Date in connection with the Casino's business.

        9.3    HIRING AWAY EMPLOYEES

               For a period commencing on the Execution Date and ending 180 days after the Closing Date, Seller and its affiliates shall not employ or take any actions which are calculated to persuade any salaried, technical or special employees, representatives or agents of Purchaser who are rehired by Purchaser at Closing to terminate their association with Purchaser and thereafter shall only take such actions upon 30 days prior written notice provided to Purchaser. This section shall not apply to any employee who Purchaser chooses not to employ as of the Closing Date.

        9.4    BACK-UP

               Seller shall, at Purchaser's request and expense, furnish to Purchaser such documents and information with respect to Seller, the Casino, or the Casino Hotel, which are in Seller's possession and which are requested in connection with any investigation by the Mississippi Gaming Commission or any tax authorities.

        9.5    FURTHER ASSURANCES

               The parties shall execute such further documents, and perform such further acts, as may be reasonably necessary to transfer and convey the Assets to Purchaser on the terms herein contained and to otherwise comply with the terms of this Agreement.

        9.6    INJUNCTIVE RELIEF

               Seller specifically recognizes that any breach of Sections 9.1,
               9.2 and 9.3 by Seller will cause irreparable injury to Purchaser, and Purchaser specifically recognizes that any breach of Section
               9.1 by Purchaser will cause irreparable injury to Seller and that both parties recognize that in any such event actual damages may be difficult to ascertain, and in any event, may be inadequate. Accordingly (and without limiting the availability of legal or equitable, including injunctive, remedies under any other provisions of this Agreement), Seller and Purchaser agree that in the event of any such breach, in addition to such other legal and equitable remedies, injunctive relief may be available. Seller and Purchaser recognize that the absence of time limitations in Sections 9.1 and 9.2 is reasonable and properly required for the protection of Seller and Purchaser, and in the event that the absence of such limitation is deemed to be unreasonable by a court of competent jurisdiction, the parties agree and submit to the imposition of such a limitation as said court shall deem reasonable.

        9.7    INDEMNIFICATION AND SETTLEMENT OF CLAIMS

               a. INDEMNIFICATION OF PURCHASER Subject to the terms, conditions and limitations contained in this Agreement, the Seller agrees to indemnify, defend and hold Purchaser, its partners and subsidiaries, and their respective officers and directors (as hereinafter defined) (collectively, for purposes of this Section 9.7(a), referred to as "PURCHASER") harmless from and against any claims, losses, liability, obligations, lawsuits, deficiencies, damages or expense, including reasonable attorneys' fees and all reasonable amounts paid in defense or settlement of the foregoing (but net of any tax benefit derived by any of the foregoing and net of any off-setting recoveries or related proceeds received from insurance or similar arrangements from third parties) (hereinafter referred to as "LOSSES"), suffered or incurred as a result of (i) the occurrence of any litigation identified in Schedule 10.12;
                      (ii) breach of any obligation, representation, warranty, covenant or agreement made in this Agreement; (iii) any of the Excluded Liabilities and/or (iv) the operation, use or occupancy of the Assets by Seller or Seller's predecessors-in-interest on or before the Closing Date which obligation is not part of the Designated Liabilities. All statements contained in this Agreement or any schedule or exhibit hereto or certificate delivered by or on behalf of Seller pursuant hereto shall be deemed representations and warranties of Seller. Notwithstanding the foregoing, Seller shall be liable to Purchaser hereunder only if and to the extent the amount of Losses exceeds in aggregate $10,000 with respect to Casino Assets or exceeds in the aggregate $10,000 with respect to Hotel Assets; provided that Seller's aggregate liability under this provision with respect to the Casino Assets shall not exceed the amount of the total debt assumed by Purchaser from Seller under Section 4.1 and Section 4.2 and the cash paid pursuant to Section 4.1 or with respect to the Hotel Assets shall not exceed $3,200,000; provided, further, in the event of any breach of any of the representations and warranties in Section 10.1(i) during the first five (5) years after the Closing Date, Purchaser shall receive as its sole remedy damages equal to the lesser of (a) the aggregate of the sum of present value (using a discount rate of 11%) of increased payments required to cure the disturbance of the moorage and/or occupancy of the Casino at its present location and to continue such moorage and occupancy and all reasonable expenses incurred by Purchaser in connection with such breach, or (b) the following amounts: $600,000.00 if the breach occurs in the first year following the Closing Date; $480,000.00 if the breach occurs in the second year following the

                      Closing Date; $360,000.00 if the breach occurs in the third year following the Closing Date; $240,000.00 if the breach occurs in the fourth year following the Closing Date; and $120,000.00 if the breach occurs in the fifth year following the Closing Date. Nothing herein shall be construed to require indemnification by Seller for any federal or state income taxes, or any interest or penalties incurred thereon, payable by the Purchaser as a result of any federal, state or local taxing authority challenging the valuation of assets or the treatment for tax purposes of any payment of fees or expenses.

               b. SURVIVAL PERIODS AS TO SELLER Except as otherwise provided in this Agreement, the representations, warranties, covenants, and agreements made by the Seller in this Agreement or any exhibit or schedule hereto or certificate delivered pursuant hereto shall not merge into the documents delivered at closing and shall survive the Closing Dates and the transfer of Assets for a period to expire on the later of (a) expiration of eighteen (18) months after Closing Date or (b) July 31, 1999; provided, however,that the representations and warranties set forth in Section 10.1(i) and 10.13 shall be enforceable for a period to expire on the later of (a) expiration of five (5) years after Closing Date or (b) January 31, 2003.


               c. INDEMNIFICATION OF SELLER AND ITS PARENT (i) Subject to the provisions of this Agreement, Purchaser agrees to indemnify, defend and hold Seller, its parent corporation, Alpha Hospitality Corporation, and their respective officers and directors (collectively, for purposes of this Section 9.7(c), referred to as the "SELLER") harmless from and against any losses, liability, obligations, lawsuits, damages, or expenses including (without limitation) reasonable legal cost and attorney's fees (but net of any offsetting recoveries for related proceeds received from insurance or similar arrangements with third parties) (hereinafter referred to as "LOSSES") suffered or incurred by Seller as a result of the occurrence of any breach of any obligation, representation, warranty, covenant or agreement of Purchaser contained in this Agreement or the operation, use or occupancy of the Assets by Purchaser or Purchaser's successors-in-interest to the Assets from and after the Closing Date (and not arising from acts or omissions by Seller or its predecessors prior to closing). All statements contained in this Agreement or any schedule or exhibit hereto or certificate delivered by or on behalf of Purchaser pursuant hereto shall be deemed representations and warranties of Purchaser.

               d. SURVIVAL PERIODS AS TO PURCHASER Except as otherwise provided in this Agreement, the representations, warranties, covenants, and agreements made by the Purchaser in this Agreement or any exhibit or schedule hereto or certificate delivered pursuant hereto shall survive the Closing Dates and the transfer of Assets and shall not merge into the documents delivered at Closing. The covenant to indemnify Seller for losses suffered or incurred by Seller as a result of the operation, use, or occupancy of assets by Purchaser or Purchaser's successors-in-interest to the Assets (and not arising from acts or omissions by Seller or its predecessors on or prior to closing) from and after the Closing Date shall be enforceable until expiration of five (5) years after Closing Date, or such longer period for any agreements which were assigned and assumed by Purchaser and for which the Seller or any of its affiliates remain liable. All other representations, warranties, covenants, and agreements made by Purchaser shall be enforceable for a period to expire on the later of (a) expiration of eighteen (18) months after Closing Date or
                      (b) July 31, 1999.

               (e)    PROCEDURE FOR CLAIMED RELIEF

                      (i) NOTICE OF CLAIMS If at any time, or from time to time, the party to be indemnified under Sections 9.7(a) or 9.7(c) (hereinafter referred to as the "INDEMNIFIED PARTY") shall receive notice of or become aware of any claim or liability which results or could result in a Loss, such Indemnified Party shall give written notice (hereinafter referred to as a "NOTICE OF CLAIM") to the appropriate party to provide the indemnification under this Section 9.7(a) or 9.7(c), as appropriate (hereinafter referred to as the "INDEMNIFYING PARTY"), (a) within thirty (30) days of the discovery of such potential or actual Loss in the event the Indemnified Party has received formal written notice of a third party claim, or
                      (b) otherwise within forty-five (45) days of the discovery of such potential or actual Loss. Provided, the failure of the Indemnified Party to give the 45-day notice of any claim shall not release, waive, or otherwise affect the Indemnifying Party's obligations with respect thereto except to the extent that the Indemnifying Party can demonstrate actual loss and prejudice as a result of such failure; provided, the Indemnifying Party shall be relieved of any indemnification obligation whatsoever under Section 9.7(a) and Section 9.7(c) respecting claims for which the Indemnified Party has failed to provide notice prior to the expiration of the applicable survival period as set forth in Section 9.7(b) or Section 9.7(d), as the case may be. A Notice of Claim shall set forth (a) a brief description of the nature of the potential or actual Loss, (b) a copy of all information and documents relating thereto, (c) an estimate of the total amount of Loss anticipated (including any costs or expenses which have been or may be reasonably incurred in connection therewith). With regard to third party claims as described in Section 9.7(e)(iii), the Indemnified Party shall submit a copy of the pleading asserting any such claim as its Notice of Claim or, if no pleadings have been filed, the form of notice shall contain the information as set forth above. The providing of a Notice of Claim within the applicable survival period as set forth in Section 9.7(b) and Section 9.7(d), as the case may be, tolls the survival period as to the claim described in the Notice of Claim, subject to the requirements set forth in Section 9.7(e)(ii).

                      (ii) DISPUTE WITH RESPECT TO NOTICE OF CLAIM If the Indemnifying Party rejects any Loss as to which a Notice of Claim is received from an Indemnified Party, the Indemnifying Party shall give written notice of such rejection to such Indemnified Party within thirty (30) days after the date of the Notice of Claim. Such written notice shall set forth the grounds upon which the Indemnifying Party bases its rejection of Loss. If no such rejection of a Notice of Claim shall be sent within such 30 day period, the Indemnifying Party shall be deemed to acknowledge the correctness of such claim for up to the full amount thereof. In the event that the Indemnifying Party shall have made timely rejection of any such claim of an Indemnified Party, and the Indemnifying Party and such Indemnified Party shall have failed to resolve or compromise such claim within 60 days from the date the Indemnified Party shall have received notice of such rejection, then the Indemnified Party must, within 90 days after such 60 day period, commence legal proceedings against the Indemnifying Party, provided that, in any event, suit must be brought within 6 months of the assertion of the claim. Within sixty (60) days after the Indemnifying Party's liability to an Indemnified Party for a Loss is finally determined (a "final determination") in such legal proceedings by a final nonappealable judgment or by written agreement of the Indemnifying Party and Indemnified Party, the Indemnifying Party shall satisfy the Loss or its portion thereof as applicable by paying cash or other immediately available funds to such Indemnified Party.

                      (iii) THIRD PARTY CLAIMS With respect to any claims or demands by third parties, whenever the Indemnified Party shall have notice that a third party claim or demand has been asserted or threatened which, if true, would constitute a basis for indemnification hereunder, the Indemnified Party shall notify the appropriate Indemnifying Party of such claim or demand and of the facts within the knowledge of the Indemnified Party which relate thereto by a Notice of Claim in accordance with
                      Section 9.7(e)(i) above, and such Notice of Claim shall specifically state that the claim is a third party claim. The Indemnifying Party shall then have the right to contest, negotiate or settle any such claim or demand through counsel of the Indem-nifying Party's selection, reasonably satisfactory to the Indemnified Party, and solely at the Indemnifying Party's own cost, risk and expense; provided, however, that the Indemnifying Party shall not, without the prior written consent of the Indemnified Party (such consent not to be unreasonably withheld or delayed) settle, compromise or offer to settle or compromise any such claim or demand on a basis which would result in the imposition of a consent order, injunction or decree which would restrict the future activity or conduct of Purchaser's business by the Indemnified Party. In the event that the Indemnifying Party should fail to give written notice to the Indemnified Party of the Indemnifying Party's intention to contest or settle any such claim or demand within twenty
                      (20) days after the Indemnified Party has notified the Indemnifying Party that any such claim or demand has been asserted or threatened, the Indemnified Party shall have the right to satisfy and discharge the same by payment, compromise or otherwise, and the Indemnifying Party shall be entirely liable therefor to the Indemnified Party under this indemnity. Notwithstanding the foregoing, however, in the event the Indemnifying

                      Party disputes the Notice of Claim sent pursuant to
                      Section 9.7(e)(i) or (iii), then the Indemnified Party shall not, without such Indemnifying Party's written consent settle or compromise such claim or consent to the entry of a judgment in respect thereto. The Indemnified Party may also, if it so elects and entirely within its own discretion, defend any such claim or demand in the event the Indemnifying Party fails to give notice of its intention to contest or settle any such claim or demand or to contest the Notice of Claim as provided in Section 9.7(e)(ii), in which event the Indemnifying Party shall be required to indemnify the Indemnified Party for any and all Losses which it may sustain, suffer, incur or become subject to as a result of its decision to defend any such claim or demand.

               f. RIGHT TO OFFSET In the event that the Seller fails to pay any Loss adjudicated to be due against the Seller pursuant to the procedure set forth in Section 9.7(e) within thirty
                      (30) days after the final determination, subject to the terms of this subsection (f), Purchaser shall have the right, at its option, to enforce any such claim for recovery by exercising its rights under the Pledge of Partnership Interest pursuant to






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

                      which Seller's Partnership Interest in Purchaser described in Section 4.3 shall serve as collateral for any Loss adjudicated to be due the Purchaser as aforesaid. Any amount of Loss in excess of the value of the limited partnership interest when applied against it shall be due and payable in cash or immediately available funds from Seller. Provided, however, Purchaser shall give Seller written notice of its intent to enforce such liability against the Pledge of Partnership Interest and Seller shall have thirty (30) days to pay the amount to be collected by the exercise of Purchaser's rights under the Pledge of Partnership Interest, in which case Purchaser's right to collect the amount by exercise of its rights under the Pledge of Partnership Interest shall be reduced by the amount thus paid.

10.     SELLER'S REPRESENTATIONS AND WARRANTIES:

        To induce Purchaser to enter into this Agreement, Seller makes the following representations and warranties effective as of the closing and transfer on Closing Date (except where any other effective date is expressly indicated):

        10.1 PERMITS, REGISTRATIONS, LICENSES, LEASEHOLD, MOORAGE AND DOCKAGE INTEREST

               a. Seller is a party to each of the Casino Agreements identified in Schedule 1.3(a) and the Hotel Agreements identified in Section 2.2 (hereinafter collectively "AGREEMENTS");

               b. A true and complete copy of each of the Agreements (including all amendments, modifications and supplements to the Agreements) has been delivered to Purchaser as of the Execution Date;

               c.     The Agreements are in full force and effect;

               d. The Agreements have not been amended, modified or supplemented, orally, by course of conduct or in writing, except as identified in Schedule 1.3(a) and Section 2.2 or except as may be agreed to by Purchaser after the Execution Date and before Closing Date or Hotel Closing Date as appropriate;

               e. All rentals and fees due through the respective Closing Dates under the Agreements shall have been paid in full as of such closing dates and all such rentals and fees for current periods not then due have been prorated in accordance with a closing statement mutually agreed to between Seller and Purchaser as of the respective closing dates;

               f.     Seller is not in material default under the terms






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

                      of any of the Agreements and Seller has received no notice of any alleged default by Seller under the terms of any of the Agreements. To the best of Seller's knowledge, no other party to any of the Agreements is in material default under the terms of any of the Agreements;

               g. No event has occurred which, upon the passage of time or the giving of notice or both, would constitute a material default by any party to any of the Agreements;

               h. All Required Approvals for assignment of the Agreements to Purchaser will have been obtained as of the Closing Date or the Hotel Closing Date, as applicable;

               i. So long as Purchaser performs its obligations under the Casino Agreements from and after Closing Date, Purchaser's moorage and occupancy of the Casino moored at its present location at the Greenville, Mississippi, Waterfront cannot be disturbed or terminated by any third party and a breach hereof may be asserted despite the fact that the facts relating to such breach also may constitute a breach of any other representation or warranty; and

               j. So long as Purchaser performs its obligations under the Hotel Agreements from and after Hotel





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

                      Closing Date, Purchaser's occupancy of the Casino Hotel cannot be disturbed or terminated by any third party.

        10.2   LISTING OF ASSETS AND TITLE

               a. The Casino Assets identified on Schedules 1.3(a) and 1.5 are complete lists of the assets owned, leased, or used by the Seller in connection with the operation or ownership of the Casino, excepting only those assets listed on
                      Schedule 1.4.

               b. Seller has good and valid title, right, or leasehold interests in the Assets free and clear of all Encumbrances (except Permitted Exceptions) except that with respect to title to interests in real estate (including estates in fee simple, leaseholds, licenses, and options), Seller warrants only that such Assets are free of Encumbrances created by Seller or Seller's predecessor-in-title, Jubilation Lakeshore, but are subject to the Permitted Exceptions, and that as to title to the trade name "Bayou Caddy's Jubilee Casino," Seller warrants only that Seller has the right to use such name as it is presently used and that such name is free of Encumbrances created by Seller;





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

               c. Seller has the right to sell or assign the Assets under the terms of this Agreement subject to obtaining the approvals specifically described in Section 8.2; and

               d. Seller will defend the title to all Assets against all claims and demands made by any party claiming rights against Seller and its successors-in-interest as a result of acts of Seller.

        10.3   PAYMENT OF DEBTS

               Excepting Permitted Exceptions, including, but not limited to, Designated Liabilities, the Principal Loan and the Subordinated Debt, Seller has paid, or will promptly pay and discharge as of the Closing Date (or Hotel Closing Date as related to debts and liabilities for construction and furnishing for the Casino Hotel) all debts, liabilities and obligations, including, without limitation, sales taxes, employee salaries and benefits, and obligations to trade creditors, customers, public authorities, or other third parties, which constitute a lien on any of the Assets as of the Closing Date or which if not paid would result in the imposition of a lien on the Assets or a judgment, consent order, injunction or decree which would require payment by the Purchaser or which would restrict the future activity or conduct of the Casino or Casino







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

               Hotel by Purchaser. Provided further, Seller shall be current on all obligations to the Lender in connection with the Principal Loan and the Subordinated Debt and Seller shall not be in default under any of the terms of the Principal Loan or the Subordinated Debt.

        10.4   DESIGNATED LIABILITIES

               The Designated Liabilities including any increases thereto in connection with Section 4.2 hereof shall not exceed $2,000,000.00 in the aggregate.

        10.5   NO OTHER CONTRACTS

               As of the Execution Date and as of the Closing Date (except for the Principal Loan and the Subordinated Debt), the Seller has not entered into any other contract to assign, sell, mortgage, or encumber all or part of the Casino Assets. As of the Hotel Closing Date, the Seller has not entered into any other contract to assign, sell, mortgage, or encumber all or part of the Hotel Assets. Except for the Hotel Agreements, Seller will not enter into any executory contracts as to the Hotel Assets requiring performance beyond the time of the Hotel Closing Date.





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

        10.6   HART-SCOTT-RODINO ACT

               Seller's parent, Alpha Hospitality Corporation, is its own "ultimate parent" for purposes of the Hart-Scott-Rodino Act, and rules and regulations issued thereunder and Seller and its "ultimate parent" do not have assets or annual revenues of $100,000,000.00 per their most recent regularly prepared financial statements.

        10.7   COAST GUARD STANDARDS

               To the best of Seller's knowledge, the Casino meets U. S. Coast Guard standards applicable to floating casino vessels and is in a seaworthy condition. Seller has received no written notices to the contrary.

        10.8   NO CONFLICT

               By entering into this Agreement, as of the Execution Date, and subject to obtaining the consents referred to in Section 8.2, by assigning the Agreements and selling the Assets to Purchaser, as of the Closing Date and Hotel Closing Date as applicable, Seller will not breach any other material contract or agreement to which Seller is a party, violate any judgment, order, or decree of any court or arbiter that is binding on Seller, or create any lien, charge, or encumbrance upon the Assets purchased and conveyed or assigned






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

               hereunder.

        10.9   CONDITION AND NON-REMOVAL OF EQUIPMENT

               The Casino Assets will be at Closing Date, and the Hotel Assets will be on the Hotel Closing Date, in good operating condition, except for normal wear and tear. Except for the slot machines and other assets listed in Schedule 1.4, none of the Casino Assets or Hotel Assets present on the Execution Date will be removed, sold, or disposed of before the respective closing dates, except in ordinary course of business. Specifically, and without limitation of the generality of the foregoing, there shall be no removal of gaming equipment or reconfiguration of the gaming equipment in the Casino from Execution Date through Closing Date, provided that prior to Closing Date, Seller shall remove from the Casino those certain sixteen (16) slot machines listed by name and serial number in Schedule 10.9 and replace them with substantially comparable sixteen (16) slot machines now in Seller's inventory of slot machines stored off the Casino Barge.

   10.10  COMPLIANCE WITH LAWS

               Except as otherwise provided herein, as of the Execution Date and as of the Closing Date with respect to





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

               the Casino Assets, and as of the Hotel Closing Date with respect to the Hotel Assets, Seller is not in default or in violation of any law or regulation, except for such defaults or violations which will not have a material adverse effect on the Assets or the operation of the Casino or Hotel operations. The business operated by Seller at the Casino will be conducted up to the time of Closing Date substantially in accordance with all applicable federal, state, and local laws, rules, regulations, and orders, including those pursuant to the Mississippi Gaming Control Act and all rules, regulations, and orders of the Mississippi Gaming Commission. Any non-compliance which results in a fine or monetary claim (which Seller has not paid as of Closing Date), or an action by a public official or regulatory agent to close or restrict Casino operations is deemed to be a material non-compliance for purposes of this Section.

    10.11      HOTEL MARKETING

               Seller will market the opening of the Casino Hotel prior to the Hotel Closing Date pursuant to its Hotel marketing plan and budget which has been provided to Purchaser prior to Execution Date.






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

    10.12      LITIGATION

               Except as identified on Schedule 10.12, as of the Execution Date, and as of the Closing Date with respect to the Casino Assets, and as of the Hotel Closing Date with respect to the Hotel Assets, no action, litigation, government investigation, condemnation proceeding, claim, eminent domain proceeding, or any other proceeding is pending or, to the best of Seller's knowledge, contemplated as to Seller or all or part of the Assets which is not covered by insurance or which if adversely determined would impose a lien on any of the Assets or would result in a consent order, injunction or decree which would require that a payment be made or would restrict the future conduct of the Casino business by Purchaser at the Casino Barge in its present location in Greenville, Mississippi.

    10.13      HAZARDOUS SUBSTANCES

               To the best of Seller's knowledge, neither Seller nor any of its predecessors-in-interest has allowed any Hazardous Substances to discharge or accumulate in violation of any applicable environmental law, rule, or regulation on the Casino Barge or the Boarding Barge, at the Greenville, Mississippi, waterfront or at other real estate sites owned, licensed or leased by Seller






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

               in Greenville, Mississippi, or at the site of the Hotel (except as previously disclosed in writing to Purchaser and remediated by Seller at the site of the Hotel in accordance with applicable environmental laws, rules, and regulations). To the best of Seller's knowledge, no material violations of environmental laws and regulations exist with respect to the Assets and no notices of such alleged violations have been received by Seller. "Hazardous Substances" shall mean any dangerous, toxic or hazardous substance defined as hazardous or as a pollutant or contaminant in, or the release or disposal of which is regulated by, the Comprehensive Environmental Response, Compensation and Liability Act of 1980; the Super Fund Amendments and Reauthorization Act of 1986; the Federal Resource Conservation and Recovery Act of 1986; the Clean Water Act; the Clean Air Act; or the Toxic Substances Control Act; or any other applicable federal or state law. The representations and warranties in this
               Section 10.13 do not cover the three properties to which Seller holds options under that certain Real Estate Option dated October 26, 1995, from Deer Creek & Black Bayou Steam Navigation and Transportation Company, Inc., and that certain Lease and Option to Purchase Agreement dated October 26, 1995, from Deer Creek & Black Bayou Steam Navigation and Transportation Company, Inc.






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

    10.14      BROKERS AND REAL ESTATE COMMISSIONS

               Neither Seller nor any of its officers, directors, representatives, or employees have had any dealings with any broker or finder or incurred any liability for any brokerage fees, brokerage commissions, or finder's fees as to this Agreement or the sale of the Casino Assets or Hotel Assets.

    10.15      CONTRACTS AND AGREEMENTS

               Schedule 1.3(a) and Section 2.2 contain a true and complete list of all material contracts and agreements to which Seller is a party and which relate to the Casino or the Casino Hotel. Except for non-written employment agreements with employees of the Casino which are terminable at will by Seller, Seller is not a party to any non-written contract or agreement pertaining to the Casino or the Casino Hotel. True and correct copies of all contracts and agreements listed on Schedule 1.3(a) and in Section 2.2, including any amendments, modifications, or supplements thereto, have been provided to Purchaser prior to Execution Date. All such contracts and agreements are in full force and effect. Seller has materially performed its obligations thereunder, and, to the best of Seller's knowledge, neither Seller nor any other party thereto





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

               is in material default thereunder; and, to the best of Seller's knowledge, no condition exists with which notice or lapse of time or both would constitute a material default thereunder. Seller will comply with all its material obligations under each of the above described contracts and agreements up to the time of the Closing Date and Hotel Closing Date as applicable. Specifically, and without limitation of the generality of the foregoing, Seller will comply with its obligations under its rental agreement with Mosow Real Estate, Inc., related to the property at 240 S. Theobald Street for such period of time as Seller is obligated to The Board of Mississippi Levee Commissioners to provide it office space under the Temporary Facilities Agreement between Seller and The Board of Mississippi Levee Commissioners dated as of April 18, 1997.

    10.16      COMPLIANCE WITH MISSISSIPPI GAMING REGULATIONS

               The Casino is and will remain through the Closing Date in compliance with the Mississippi Gaming Control Act and regulations, rules, and orders of the Mississippi Gaming Commission, provided, however, that non-material and non-substantial breaches of said regulations, rules, and orders which have had or will have no economic or operational consequence are excluded from






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

               this representation and warranty.

    10.17      GOOD STANDING

               Seller is a corporation that is duly incorporated, validly existing, and in good standing under the laws of the State of Delaware, and Seller has all requisite corporate power and authority to own its properties and to conduct its businesses as they are now being conducted.

    10.18      CORPORATE AUTHORIZATION

               The execution, delivery, and performance of this Agreement by Seller, Alpha Hospitality Corporation and Alpha Hotel have been duly and validly authorized by all requisite corporate action subject to obtaining their respective Shareholders' approval of the execution, delivery and performance of this Agreement prior to Closing.

    10.19      VALID OBLIGATION

               This Agreement is a valid and binding obligation of Seller and is enforceable according to its terms, except as the same may be restricted, limited or delayed by applicable bankruptcy or other similar laws affecting creditors' rights generally and general







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

               equitable principles.

    10.20      PROFIT AND LOSS STATEMENTS

               Seller has provided to Purchaser prior to the Execution Date (a) audited financial statements for the Casino for the fiscal year ended December 31, 1996, and (b) unaudited profit and loss statements for the Casino from January 1, 1997 through September 29, 1997, which, except for non-recurring items shown on Schedule 10.20, have been produced in the ordinary course of business consistent with Seller's past practice in connection with the operation of the Casino. The above-referenced audited financial statements fairly present in all material respects the financial condition of the Seller and the results of its operations for the fiscal year ended December 31, 1996, and the above-referenced unaudited profit and loss statements fairly present in all material respects the results of Seller's operations (except for non-recurring items as listed on Schedule 10.20 hereto) for the periods ended at the respective dates thereof.

    10.21      KNOWLEDGE

               Any representation, warranty or covenant of Seller qualified by the phrase "to best of Seller's knowledge"






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

               or "to Seller's knowledge", "known" or other similar phrase implying a limitation on the basis of knowledge is intended to indicate that none of the present directors of Seller or its parent, Seller's or Seller's parent's President, Vice President, Chief Financial Officer or Vice President-Casino Operations or any of them has information which would give him or her actual knowledge contrary to the existence or nonexistence of such facts and appropriate inquiry has been made of the relevant operational personnel of the Casino.

    10.22      APPLICATION OF SALE PROCEEDS

               At closing on the Closing Date, the closing agent, First American Title Insurance Company, as agent for Seller, will apply the net cash portion of the purchase price described in Section 4.1 as is necessary to satisfy any and all then-outstanding Encumbrances against the Assets and indebtednesses of Seller (not included in the Designated Liabilities), except for the Permitted Exceptions, including, but not limited to, liens, mortgages and encumbrances in favor of the Lender and granted in connection with the Principal Loan and the Subordinated Debt, provided the closing agent shall distribute the funds in accordance with a closing statement agreed to by the Purchaser and Seller. The Purchaser and Seller agree that the





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

               closing statement shall provide that the claims of Seller's non-affiliated third party creditors (including, but not limited to, all trade creditors with invoices over 45 days old on the Closing Date), except the Lender, shall be satisfied in full prior to any payment from the sale proceeds to Seller's affiliated creditors (including specifically and without limitation Bryanston Group, Inc. and BP Group, Ltd.), each of which shall, nonetheless, release any then-outstanding liens, mortgages, and encumbrances against the Assets and shall consent in writing to this distribution of sales proceeds and waive any claims against Purchaser or the Lender arising therefrom. Provided further, that Seller represents and warrants that all litigation matters shown on Schedule 10.12, except the matters numbered 1, 13, 18, 27, 28 and 29, shall, consistent with the representations made on the Schedule, either be fully insured without a reservation of rights or be paid in full or otherwise fully satisfied on the Closing Date. As to the following litigation matters: Hendrick Outdoor, Inc. v. Alpha Gulf Coast, Inc., Cause No. 96-0426 (No. 13 on Schedule 10.12); Tidelands Lease with the State of Mississippi (No. 27 on Schedule 10.12); and Pitney Bowes Credit Corp. v. Alpha Gulf Coast, Inc., Cause No. 097-0406 (No. 29 on Schedule 10.12), Seller shall, prior to any payment to






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

               affiliated creditors, deposit with First American Title Insurance Company at closing the sums of $63,000.00, $393,000.00 and $43,000.00, respectively, to be held by said title insurance company as agent for Seller to satisfy any of the contingent liabilities arising out of or in connection with the aforelisted itemized litigation matters, upon the satisfaction of each of which Seller shall be entitled to disbursement of remaining funds, if any, held by the Closing Agent on account of that litigation matter. As to the matters numbered 1, 18, and 28 on
               Schedule 10.12 (Akers v. Bayou Caddy's Jubilee Casino, Cause #C196,0232; Lewis v. Alpha Gulf Coast Inc., Cause #C197-0128; and Wilson v. Alpha Gulf Coast Inc., Cause #C197-0041), Seller represents and warrants that such claims are fully insured without reservation of rights except to the extent that the allegations made of intentional conduct and/or give rise to punitive damages and further represents and warrants that no damages arising out of claims for intentional conduct and/or punitive damages will be awarded in any such action.

    10.23 PLEDGE OF PARTNERSHIP INTEREST

               Upon its delivery to Purchaser on Closing Date, the pledge of partnership interest, if any, described in Sections 4.6 and 9.7(f) will be duly and validly authorized by Seller's shareholders and organizational





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

               documents and shall constitute valid and binding obligation of Seller and shall be enforceable against Seller according to its terms, except as the same may be restricted, limited or delayed by applicable bankruptcy or similar laws affecting creditors' rights and general equitable principles.

11.     PURCHASER'S REPRESENTATIONS AND WARRANTIES:

        To induce Seller to enter into this Agreement, Purchaser makes the following representations and warranties effective as of the closing on Closing Date (except where any other effective date is expressly indicated):

        11.1   GOOD STANDING

               Purchaser is a limited partnership that is duly organized, validly existing, and in good standing under the laws of the State of Mississippi. Purchaser's general partner, Greenville CP, Inc., is a corporation that is duly incorporated, validly existing, in good standing under the laws of the State of Delaware and qualified to do business in the State of Mississippi. Purchaser has all requisite partnership power and authority to own its properties and to carry on its businesses as they are now being conducted.







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


    11.2       PARTNERSHIP AUTHORIZATION

               The execution, delivery, and performance of this Agreement by Purchaser has been duly and validly authorized in a manner required by its organizational documents. This Agreement is a valid and binding obligation of Purchaser and is enforceable against Purchaser according to its terms, except as the same may be restricted, limited or delayed by applicable bankruptcy or other similar laws affecting creditors' rights generally and general equitable principles.

    11.3       NO VIOLATION OF OTHER DOCUMENTS

               By closing the transactions contemplated under this Agreement on the Closing Date and Hotel Closing Date, as applicable, Purchaser will not breach any other contract to which Purchaser is a party or violate any judgment, order, or decree of any court or arbiter that is binding on Purchaser.

    11.4       BROKERS AND REAL ESTATE COMMISSIONS

               Neither Purchaser nor any of its officers, directors, representatives, or employees have had any dealings with any broker or finder or incurred any liability for any brokerage fees, brokerage commissions, or finder's fees as to this Agreement or the purchase of the






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

               Assets, except that Purchaser has employed the services of Executive Business Services, Inc., in connection with financing from Lender. Brokerage fees, if any, to Executive Business Services, Inc., shall be paid by Purchaser.

    11.5       HART-SCOTT-RODINO ACT

               Purchaser is its own "ultimate parent" for purposes of the Hart-Scott-Rodino Act, and rules and regulations issued thereunder, and Purchaser does not have assets or annual revenues of $100,000,000.00 per its most recent regularly prepared financial statement.

    11.6       DELIVERY OF PARTNERSHIP AGREEMENT

               Purchaser has delivered to Seller prior to the Execution Date a true and complete copy of its current Partnership Agreement and all prior amendments thereto and the Securities Purchase Agreement between Purchaser and certain Noteholders, dated as of December 14, 1993, and all prior amendments thereto to Seller on or before Closing Date. Attached hereto as Schedule 11.6 is a true and complete copy of the Revised Third Amended and Restated Partnership Agreement, which will be in full force and effect in lieu of the Second Amended Partnership Agreement from and after the Closing Date.






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

               Purchaser and its General Partner will use their best efforts as described in the Letter attached to Schedule 11.6 to obtain approval of the amendments to the Partnership Agreement contained in said Letter.

    11.7       DELIVERY OF BALANCE SHEET AND PROFORMA BALANCE SHEET

               Purchaser has delivered to Seller on or before Execution Date Purchaser's balance sheet as of the end of its fiscal quarter most recently closed prior to the Execution Date, and attached as
               Schedule 11.7 is Purchaser's proforma balance sheet as of Closing Date, which will take into account the transactions contemplated hereby. Purchaser represents that the balance sheet delivered on or before Execution Date fairly presents the assets, liabilities, and partnership investments as of the date thereof.

12.     RIGHT TO TERMINATE AND REMEDIES:

    12.1       RIGHT TO TERMINATE

               Anything to the contrary herein notwithstanding, this Agreement and the transactions contemplated hereby may be terminated at any time prior to the Closing Date and Hotel Closing Date, respectively, by prompt notice given in accordance with Section 18:

               a.     by the mutual written consent of Purchaser and





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

                      Seller; or

               b. by either of such parties by written notice given in accordance with Section 18 if the closing of the purchase of the Casino Assets shall not have occurred on the earlier of (a) five (5) business days after all conditions precedent stated in Sections 8.1 and 8.2 are fulfilled or
                      (b) January 31, 1998, provided, however, the foregoing notwithstanding, if the "SEC" has not approved the form of the proxy statement for the meeting of Seller's parent's shareholders to consider approval of this transaction on or before January 6, 1998, the date of January 31, 1998, shall be extended to the earlier of (a) the twenty-fifth
                      (25th) day after SEC approval of such proxy statement or
                      (b) February 25, 1998 (or on such later date on which Seller and Purchaser may hereafter mutually agree in writing to be the Closing Date, neither party being obligated to agree to such an extension); provided however, that the right to terminate this Agreement under this Section 12.1(b) shall not be available to any party whose failure to fulfill any material obligation for which such party has responsibility under this Agreement has been the cause of or resulted in the failure of the closing to occur on





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

                      or prior to the aforesaid dates.

    12.2       REMEDIES

               a. PURCHASER'S REMEDIES The provisions of Section 12.1(b) notwithstanding, in the event of a material breach of this Agreement by Seller, and/or if all conditions precedent to Seller's obligation to close the purchase of Casino Assets as set forth in Section 8.1 are satisfied on the Closing Date, or if all conditions precedent to Seller's obligation to close the purchase of the Hotel Assets are satisfied on the Hotel Closing Date, and Seller fails to close in accordance with this Agreement, the Purchaser shall not be limited to the remedy of termination of this Agreement, but shall be entitled to pursue monetary damages up to the amount of the Subordinated Debt and/or specific performance of this Agreement. Provided, however, the Purchaser shall not execute on any monetary judgment obtained by it against the Seller (except one obtained in connection with Seller's obligations under Section 4.6(a) and/or (b)) pursuant to the foregoing until Seller has paid the Principal Loan and Subordinated Note in full or it has otherwise been satisfied or assigned.






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

                      Notwithstanding the foregoing, in the event that the closing does not occur due to (i) the failure of Seller and/or Seller's parent, Alpha Hospitality Corporation, to obtain on or before the Closing Date, the approval of the transaction contemplated herein by their respective shareholders provided in Section 8.2(e); (ii) Seller, its parent or any other subsidiary of its parent are the subject of bankruptcy proceedings; or (iii) the Seller fails to deliver the Casino Assets as provided in Section
                      5.1 of the Agreement then, in such event, Purchaser shall be immediately entitled to damages in the amount of One Million Dollars ($1,000,000.00) in addition to all other damages and remedies provided for in this Section. In addition to the foregoing, the Purchaser shall be entitled to recover all of its reasonable costs and expenses incurred in pursuing either of these remedies (including, without limitation, reasonable attorneys' fees).

               b. SELLER'S REMEDIES The provisions of Section 12.1(b) notwithstanding, in the event of a material breach of this Agreement by Purchaser, and/or if all conditions precedent to Purchaser's obligation to close the purchase of Casino Assets as set forth in Section 8.2 are satisfied on the





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

                      Closing Date, or if all conditions precedent to Purchaser's obligation to close the purchase of the Hotel Assets are satisfied on the Hotel Closing Date, and Purchaser fails to close in accordance with this Agreement, the Seller shall not be limited to the remedy of termination of this Agreement, but shall be entitled to pursue monetary damages up to the amount of the Subordinated Debt and/or specific performance of this Agreement and shall be entitled to recover all of its reasonable costs and expenses incurred in pursuing either of these remedies (including, without limitation, reasonable attorneys' fees). Provided, however, the Seller shall not execute on any monetary judgment obtained by it pursuant to the foregoing until the Purchaser has paid the indebtedness from the Lender evidenced by (i) the senior secured note to the Lender in the amount of $17,200,000.00 and the subordinated secured note in the amount of $3,621,000.00 executed in the financing transaction described in Section 8.1(e) and Section 8.2(t), or (ii) the senior secured note to the Lender in the amount of $36,200,000.00 and the subordinated secured note to the Lender in the amount of $8,500,000.00 in the event the amended and restated loan agreement described in






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

                      Section 8.2(t) is consummated. Notwithstanding the foregoing, in the event that the closing of the sale and purchase of the Casino Assets occurs, and all of the conditions precedent to Purchaser's obligation to close the purchase of the Hotel Assets are satisfied on the Hotel Closing Date and Purchaser fails to close such Purchase in accordance with this Agreement, the Seller shall be entitled to pursue specific performance of this Agreement and shall be entitled to recover all of its reasonable costs and expenses incurred in pursuing this remedy (including, without limitation, reasonable attorneys' fees).

               c. Subordination of Termination Payments. All amounts, if any, payable by (i) Seller to Purchaser pursuant to
                      Section 12.2 (a) hereof, except those described in Section 4.6(a) and (b) and except for the one million dollar payment described in Section 12.2(a), shall be evidenced by a non-interest bearing promissory note issued by Seller to Purchaser (the "SELLER TERMINATION NOTE") which shall be fully subordinated to all obligations owing to Lender from Seller, if any, or (ii) Purchaser to Seller pursuant to Section 12.2(b) hereof shall be evidenced by a non-interest bearing promissory note issued by





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

                      Purchaser to Seller (the "PURCHASER TERMINATION NOTE") which shall be fully subordinated to all obligations owing to Lender from Purchaser. As long as Seller owes any obligations to Lender, the holder of the Seller Termination Note shall be prohibited from receiving payments, declaring an event of default or otherwise accelerating the amounts payable thereunder and as long as Purchaser owes any obligations to Lender, the holder of the Purchaser Termination Note shall be prohibited from receiving payments, declaring an event of default or otherwise accelerating the amounts payable thereunder.

13.     LEGAL COMPLIANCE:

        Seller and Purchaser agree that Article 6 of the Uniform Commercial Code--Bulk Transfer has been repealed in Mississippi and, accordingly, no action to comply with Bulk Sales laws will be taken.

14.     RISK OF LOSS:

        Seller shall fully assume the risk of any loss by fire or other casualty that affects any of the Casino Assets or Hotel Assets up to the time of Closing Date (as to Casino Assets) and the Hotel Closing Date (as to the Hotel Assets). Seller shall, at its expense, keep the Casino Asset insured until the time of the Closing Date and the Hotel Assets insured



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

        until Hotel Closing Date against any loss from fire or other casualty in an amount equal to the replacement value of such Assets. If before the transfer of Assets on the Closing Date and Hotel Closing Date, as applicable, any loss by fire or other casualty affects some or all of the Assets, Purchaser may choose either of the following alternatives:

               a. If the casualty damages or destroys the Casino Assets to the extent of Five Million Dollars ($5,000,000.00) or more of their replacement cost and/or so damages the Casino Barge as to render it not commercially usable for a period of twenty (20) days or more, Purchaser may terminate this Agreement. In that event, Purchaser shall have no further obligations under this Agreement. If the casualty damages or destroys the Hotel Assets to the extent of Seven Hundred Thousand Dollars ($700,000.00) or more of their replacement cost and/or so damages the Hotel as to delay its substantial completion or opening for a period not to exceed the shorter of thirty (30) days from February 6, 1998, or such period as the Mississippi Gaming Commission allows Seller to complete the Casino Hotel in satisfaction of "infrastructure" requirements under orders and requirements issued by the Mississippi Gaming Commission to proceed





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

                      with closing, Purchaser may terminate this Agreement with respect to the Hotel Assets.

               b. If a casualty loss occurs in an amount or duration less than the applicable amount or duration set forth in
                      Section 14.1(a) or, if notwithstanding the provisions of
                      Section 14.1(a), in the event of casualty loss covered by
                      Section 14.1(a), Purchaser chooses to go forward with the purchase of the Casino Assets or the Hotel Assets, as applicable, all insurance proceeds paid as a result of the loss affecting the Assets (except for business interruption insurance) shall be used to pay the expenses of repairing, replacing, and restoring the Casino Assets or Hotel Assets as applicable affected by the loss, and any such expenses not covered by the insurance proceeds shall be borne by Seller, with the Closing Date or Hotel Closing Date extended until such repairs are completed. If the repair, replacement, and restoration of the Casino Assets or Hotel Assets has not been completed by the time scheduled for the Closing Date or Hotel Closing Date, as applicable, and nonetheless the parties mutually agree to proceed with closing, further repair work shall be completed by Purchaser at Seller's expense and any insurance proceeds paid as a





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

                      result of the loss shall be held in trust for that purpose.

15.     TIME OF ESSENCE:

        The parties agree that as to performance under this Agreement, time shall be of the essence.

16.     GOVERNING LAW:

        The Agreement shall be governed by the substantive laws of the State of Mississippi, without regard to conflicts of law rules.

17.     GUARANTY OF ALPHA HOSPITALITY CORPORATION:

        By its signature below, Alpha Hospitality Corporation, parent of Seller, guarantees Seller's performance of all of Seller's obligations and liabilities to Purchaser arising out of or in relation to this Agreement and any documents executed pursuant to this Agreement in accordance with the terms and provisions set forth in the form of guaranty attached as
        Schedule 17, the original of which shall be executed and delivered to Purchaser by Alpha Hospitality Corporation on the Execution Date.




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

18.     NOTICES:

        All notices given under this Agreement shall be in writing and shall be sent postage prepaid by either (a) United States certified mail, return receipt requested, or (b) for delivery on the next business day with a nationally-recognized express courier. All such notices shall be sent to the following addresses, until such addresses are changed by 30 days' notice:

               To Seller:                   Alpha Gulf Coast, Inc.
                                            12 East 49th Street
                                            New York, New York 10017

                                            ATTN:  President

               With a copy to:              Gina Jacobs, Esq.
                                            Watkins, Ludlam & Stennis, P.A.

                                            P. O. Box 427
                                            Jackson, MS 39205

               To Purchaser:                Greenville Casino Partners, L.P.

                                            c/o Greenville CP, Inc.,
                                            its general partner
                                            242 South Walnut Street
                                            Greenville, MS   38701

                                            ATTN:  John R. O'Donnell,
                                                    President

               With a copy to:              Jerome C. Hafter, Esq.
                                            Jenny M. Virden, Esq.
                                            Lake Tindall, LLP
                                            P. O. Box 918
                                            Greenville, MS  38702-0918

        Notices shall be deemed delivered on the fifth day after postmark, if sent by certified mail, or on date of delivery





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

        to addressee as shown by express courier's receipt, if sent by express courier. If the last day for giving any notice or taking any action required or permitted under this Agreement would otherwise fall on a Saturday, Sunday, or legal holiday, that last day shall be postponed until the next legal business day.

19.     MISCELLANEOUS:

        19.1   ENTIRE AGREEMENT; ENFORCEABILITY

               This Agreement, including any Recitals and any attached Schedules, all of which are made a part of this Agreement, contains the entire agreement of the parties concerning this subject matter. No other terms or oral promises which are not in this Agreement may be legally enforced, and no promises, projections, inducements or representations made on or before the Execution Date will change the terms of this Agreement or be binding on any party. No promises or other terms shall be implied in this Agreement.

        19.2   AMENDMENTS

               No amendment of this Agreement shall be binding unless it is in writing, states that it constitutes an Amendment to this Agreement, and is signed by the party







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

               against whom enforcement is sought.

        19.3   BINDING EFFECT; ASSIGNMENT; NO THIRD PARTY BENEFICIARIES


                      This Agreement shall both bind and benefit the parties to this Agreement and their successors and permitted assigns. Purchaser may assign its rights and privileges and delegate its obligations under this Agreement, in whole or in part, (a) to another entity which is wholly-owned by Purchaser; (b) to another entity which is at the time of assignment a current holder of a gaming license issued by the Mississippi Gaming Commission; or (c) to any other assignee only with the advance written approval of the Seller, which approval will not be unreasonably denied or delayed; provided, however, that no such assignment or delegation shall relieve Purchaser of any obligations to Seller expressly set forth in this Agreement. Purchase may assign, as collateral, this Agreement and each of Purchaser's rights and privileges hereunder to the Lender. The parties do not intend that there be any third party or other beneficiaries of this Agreement or guaranty except that the Lender or any other party who becomes Purchaser's successor-in-interest as to any or all of the Assets, after or as a result of an event of default under the Casino Loan, shall become Purchaser's successor as to all rights and privileges under this Agreement and the guaranties delivered pursuant hereto, including without limitation the right to rely upon and enforce Seller's representations and warranties set forth in Article 10, as if the Lender or such other party were a party to this Agreement.

        19.4   WAIVERS; CONSENTS

               A party shall not be deemed to have made a waiver, consent or approval under this Agreement unless it does so in writing. The mere failure of a party to act to enforce any provision of this Agreement shall not be considered a waiver, consent or approval and shall not prevent that party from enforcing any provision of this Agreement in the future.

        19.5   SEVERABILITY

               The invalidity or unenforceability of one provision of this Agreement will not affect the validity or enforceability of the other provisions.





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

        19.6   CAPTIONS

               The section numbers and captions are inserted only as a matter of convenience, and do not in any way define, limit, or describe the scope or intent of this Agreement. Any references in this Agreement to a Section or subsection shall refer to such Section or subsection of this Agreement, unless expressly provided otherwise.

        19.7   INTERPRETATION OF "INCLUDING" AND "DAY"

               Wherever the word "including" is used in this Agreement, or in any recital or exhibit to this Agreement, it shall mean "including without limitation." Wherever the word "day(s)" is used in this Agreement, or in any recital or exhibit to this Agreement, and the word "business" does not appear immediately before such word, such word shall mean "calendar day(s)."

        19.8   COUNTERPARTS

               This Agreement may be executed in several counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.




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

20.     NO OFFER:

        The submission of this Agreement for examination and negotiation does not constitute an offer to enter into an agreement, and this Agreement shall not be binding on any party until it is executed and delivered by each party to this Agreement.

Seller, Purchaser, and Guarantor only for purposes of the guaranty executed herein, have executed this Agreement as of the Execution Date.

                                                   SELLER:

                                                   ALPHA GULF COAST, INC., a
                                                   Delaware Corporation


By:_____________________________


Its:____________________________

                                                  ALPHA GREENVILLE HOTEL, INC.,
                                                  a Delaware Corporation



By:____________________________

                                                  Its:_________________________

                                                  GUARANTOR:

                                                  ALPHA HOSPITALITY CORPORATION,
                                                  a Delaware Corporation, only
                                                  for the purpose of agreeing to
                                                  the Guaranty




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

By:_____________________________


Its:____________________________

                                                  PURCHASER:

                                                  GREENVILLE CASINO PARTNERS,
                                                  L.P., a Mississippi Limited
                                                  Partnership

                                                  By:  GREENVILLE CP, INC., a
                                                       Delaware Corporation, Its
                                                       General Partner



By:_____________________________


Its:____________________________




                                    100



                             STATEMENT OF DIFFERENCES

The section symbol shall be expressed as .................................'SS'